                                                                EXHIBIT 2.2





                             ACQUISITION AGREEMENT

                            DATED AS OF MAY 16, 1997

                                 BY AND BETWEEN


                           THE E. W. SCRIPPS COMPANY

                                      AND

                        HARTE-HANKS COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES
Section 1.1      Sale of Acquired Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1
Section 1.2      Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2
Section 1.3      Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2
Section 1.4      Purchase Price Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               3

                                   ARTICLE II

                                    CLOSING

Section 2.1      Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               3
Section 2.2      Delivery by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               4
Section 2.3      Delivery by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               4

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               5
Section 3.2      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               5
Section 3.3      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               5
Section 3.4      Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . .               6
Section 3.5      Acquired Business Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .               6
Section 3.6      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               7
Section 3.7      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               7
Section 3.8      Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . .               8
Section 3.9      No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               8
Section 3.10     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               9
Section 3.11     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              10
Section 3.12     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
Section 3.13     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
Section 3.14     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
Section 3.15     Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
Section 3.16     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
Section 3.17     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              12
Section 3.18     FCC Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              12

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              12
Section 4.2      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13
Section 4.3      Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . .              13
Section 4.4      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13
Section 4.5      No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14
Section 4.6      Sufficient Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14
Section 4.7      Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14
Section 4.8      Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14
Section 4.9      Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14

                                   ARTICLE V

                         COVENANTS PENDING THE CLOSING

Section 5.1      Covenants of Seller with Respect to the Acquired Business  . . . . . . . . . . . . . . .              15
Section 5.2      Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              16
Section 5.3      Covenants of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              17
Section 5.4      Control of the Seller Stations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              17

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

Section 6.1      Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              17
Section 6.2      Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              18
Section 6.3      Legal Conditions to Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              18
Section 6.4      Use of Names . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              18
Section 6.5      Intercompany Balances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              19
Section 6.6      Employee Matters; Seller Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . .              19
Section 6.7      Defense and Payment of Certain Claims  . . . . . . . . . . . . . . . . . . . . . . . . .              20
Section 6.8      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22
Section 6.9      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22
Section 6.10     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22
Section 6.11     Sales and Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              25
Section 6.12     Assignment of Contracts and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . .              25
Section 6.13     Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26
Section 6.14     Indemnity Relating to Certain Litigation; and Certain Benefits Liabilities . . . . . . .              26

                                  ARTICLE VII

                                   CONDITIONS

Section 7.1      Conditions to Each Party's Obligation to Effect the Closing  . . . . . . . . . . . . . .              28
Section 7.2      Conditions of Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . .              28
Section 7.3      Conditions of Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . .              29

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

Section 8.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              29
Section 8.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              30
Section 8.3      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              30
Section 8.4      Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              30

                                   ARTICLE IX

                                 MISCELLANEOUS

Section 9.1      Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .              31
Section 9.2      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              31
Section 9.3      Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
Section 9.4      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
Section 9.5      Entire Agreement; No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . .              32
Section 9.6      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
Section 9.7      Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              33
Section 9.8      Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              33
Section 9.9      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              33
Section 9.10     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              33

                             SCHEDULES AND EXHIBITS

Seller Disclosure Schedule

Exhibit A    -   Noncompetition Agreement
Exhibit B    -   Television Financial Statements
Exhibit C    -   Newspaper Financial Statements

                             ACQUISITION AGREEMENT


         ACQUISITION AGREEMENT (this "Agreement"), dated as of May 16, 1997, by and between THE E. W. SCRIPPS COMPANY, an Ohio corporation ("Buyer"), and HARTE-HANKS COMMUNICATION'S, INC., a Delaware corporation ("Seller").

         WHEREAS, Buyer and Seller have entered into an Agreement and Plan of Reorganization dated as of May 16, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of Seller into Buyer after Seller shall have effected the Distribution (as defined in the Merger Agreement);

         WHEREAS, in the event that the Merger Agreement is terminated, Buyer desires to purchase, and Seller desires to sell, substantially all of Seller's newspaper, television and radio operations, on the terms and subject to the conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                         PURCHASE AND SALE OF BUSINESS

         Section 1.1 Sale of Acquired Business. Upon the terms and subject to the conditions hereof, at the closing of the transactions contemplated hereby (the "Closing"), Seller will sell and assign to Buyer, and Buyer will purchase and acquire from Seller, the Acquired Business. The "Acquired Business" means and includes the assets, liabilities, capital stock and interests reflected on the Acquired Business Balance Sheet (as defined in Section 3.5), as such assets and liabilities may have changed since the date of the Acquired Business Balance Sheet, but in any event shall include all of Seller's direct and indirect right, title and interest in the assets used primarily in, and all of Seller's liabilities and obligations (accrued, absolute, contingent, undisclosed or otherwise) which are primarily related to or have arisen or will arise from Seller's newspaper, television and radio businesses, including the ownership and operation of the newspapers listed in
Section 1.1 of the Seller Disclosure Schedule, KENS-TV and KENS-AM. The Acquired Business shall include the following Subsidiaries of Seller (individually, a "Acquired Subsidiary" and collectively, the "Acquired Subsidiaries"): Independent Publishing Company, a South Carolina corporation ("IPC"), Harte-Hanks Community Newspapers, Inc., a Texas corporation ("Community Newspapers"), and Harte-Hanks Television, Inc., a Delaware corporation ("HHTV"). As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party and any Subsidiary of such party do not have a majority of the voting interest in such partnership) or
(ii) securities or
other interests having by their terms a majority of the outstanding voting power with respect to such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         Section 1.2 Purchase Price. The total consideration (the "Purchase Price") for the Acquired Business will be the sum of $775 million, plus or minus the positive or negative amount of net working capital (current assets less current liabilities) of the Acquired Business estimated by the chief financial officer of Seller as the net working capital as of the Closing Date pursuant to Section 7.2(c) (the "Cash Payment"), plus Buyer's assumption of Seller's liabilities included in the Acquired Business, plus or minus the adjustment amount calculated pursuant to Section 1.3. At the Closing, Buyer will pay the Cash Payment to Seller by wire transfer of immediately available funds.

         Section 1.3      Purchase Price Adjustment.

                 (a) No later than 45 days after the Closing Date, Seller shall deliver to Buyer a balance sheet of the Acquired Business at the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles on a basis consistent with the Acquired Business Financial Statements (as defined below), except that the Closing Balance Sheet will not include (i) any liabilities or reserves in respect of Continuing Claims (as defined below), (ii) will reflect all film contracts as long term assets and all film contract payables as long term liabilities and (iii) will not reflect as current liabilities the severance obligations for Employees referenced in Section 6.6(a) below. To the extent that the net working capital (current assets less current liabilities) of the Acquired Business as shown on the Closing Balance Sheet is more or less than the amount estimated by the chief financial officer of Seller as the net working capital as of the Closing Date pursuant to Section 7.2(c), Buyer shall pay to Seller, or Seller shall pay to Buyer, the amount of such excess or shortfall, respectively, by wire transfer of immediately available funds within five days of the earlier to occur of (i) acceptance by Buyer or (ii) the Neutral Auditors' determination.

                 (b) After receipt of the Closing Balance Sheet, Buyer shall have 20 days to review the Closing Balance Sheet, together with the workpapers used in the preparation thereof. Representatives of Buyer and Seller shall be given access to all work papers, books, records and other information related to the preparation of the Closing Balance Sheet to the extent required to complete their review of the Closing Balance Sheet. Buyer may dispute items reflected on the Closing Date Balance Sheet only on the basis that such amounts were not arrived at in accordance with the consistent application of accounting principles used in the preparation of the Acquired Business Financial Statements. Unless Buyer delivers written notice to Seller on or prior to the 20th day after Buyer's receipt of the Closing Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Closing Balance Sheet. If Buyer so notifies Seller of its objection to the Closing Balance Sheet, Buyer and Seller shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

                 (c) If at the conclusion of the Resolution Period there remain amounts in dispute pursuant to paragraph (b) of this Section 1.3, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants who shall not have had a material relationship with Buyer or Seller within the past two years (the "Neutral Auditors") and who shall be selected by mutual agreement of Buyer and Seller within 10 days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Buyer and Seller. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review or audit, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive.

                 (d) "Continuing Claims" means all suits, claims, actions, arbitrations, inquiries, proceedings or investigations by or before any court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative agency or commission against Seller or any of the Acquired Subsidiaries that arise from facts or events occurring prior to the Closing Date relating to bodily injury, property damage or worker's compensation and that would fall under Seller's automobile, general liability, or worker's compensation coverage.

         Section 1.4 Purchase Price Allocation. The Purchase Price will be allocated among the Shares and assets of Seller constituting the remainder of the Acquired Business as agreed by Seller and Buyer on or prior to Closing. Except as otherwise provided in Section 6.10(b) in the event a Section 338(h)(10) election is made, Buyer and Seller will, not later than 90 days after the Closing, execute and cause to be filed Forms 8594 under Internal Revenue Code of 1986, as amended (the "Code") reflecting such allocation. Upon any adjustment to the Purchase Price under Section 1.3, Buyer and Seller will each execute additional Forms 8594, if necessary.

                                   ARTICLE II

                                    CLOSING

         Section 2.1 Time and Place. On the terms and subject to the conditions of this Agreement, the Closing will take place at the offices of Seller's outside counsel, Hughes & Luce, L.L.P., located at 1717 Main Street, Suite 2800, Dallas, Texas 75201 at 10:00 a.m. local time on the third business day following the date on which the last remaining condition set forth in
Article VII has been satisfied or waived, or at such other time and place as the parties hereto agree upon in writing (the "Closing Date").

         Section 2.2 Delivery by Seller. At the Closing, Seller will deliver to Buyer the following:

                 (a) Certificates representing all of the issued and outstanding shares of capital stock in IPC, Community Newspapers and HHTV (collectively, the "Shares"), endorsed in blank or together with duly executed stock transfer powers in favor of Buyer;

                 (b)      A receipt for the Cash Payment;

                 (c) A bill of sale and assignment, in form reasonably acceptable to Buyer, conveying to Buyer all of the assets included in the Acquired Business that are owned by Seller, together with certificates of title with respect to motor vehicles;

                 (d) Instruments of assignment, in form reasonably acceptable to Buyer, assigning to Buyer all of Seller's rights under the Contracts (as defined below) to which Seller is a party, and Seller shall have obtained all necessary consents to such assignments other than consents which the failure to obtain will not have a material adverse effect on the Acquired Business taken as a whole;

                 (e) A good and sufficient deed, in form reasonably acceptable to Buyer, conveying a good and clear record and marketable title to all of the real property owned by Seller and included in the Acquired Business;

                 (f) the Noncompetition Agreement in the form attached here to as Exhibit A;
                                      and

                 (g) Each of the other documents and instruments required to be delivered under the terms of this Agreement.

         Section 2.3 Delivery by Buyer. At the Closing, Buyer will deliver to Seller the following:

                 (a)      The Cash Payment, in the manner required in Section
         1.2;

                 (b)      A receipt for the delivery of the Shares;

                 (c) An instrument of assumption of liabilities, in form reasonably acceptable to Seller, covering those liabilities of Seller included in the Acquired Business;

                 (d) the Noncompetition Agreement in the form attached hereto as Exhibit A; and

                 (e) Each of the other documents and instruments required to be delivered under the terms of this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

         Section 3.1 Organization. Each of Seller and the Acquired Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and Seller and each Acquired Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Acquired Business taken as a whole. Seller and the Acquired Subsidiaries are each duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Acquired Business taken as a whole or on the ability of Seller to consummate the transactions contemplated hereby. True, accurate and complete copies of the charters and bylaws, including all amendments thereto, of the Acquired Subsidiaries have heretofore been delivered to Buyer. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to the Acquired Business taken as a whole or an entity (or group of entities taken as a whole) means that such event, change or effect is materially adverse to the business, properties, assets, results of operations or financial condition of the Acquired Business or such entity (or, if with respect thereto, of such group of entities taken as a whole).

         Section 3.2 Capitalization. The authorized capital stock of IPC consists of 150 shares of common stock, $100.00 par value per share, all of which shares are issued and outstanding and owned by Seller. The authorized capital stock of Community Newspapers consists of 6,000 shares of common stock, no par value per share, all of which shares are issued and outstanding and owned by Seller. The authorized capital stock of HHTV consists of 1,000 shares of common stock, $1.00 par value per share, all of which shares are issued and outstanding and owned by Seller. All the Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof. There are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character binding on any of the Acquired Subsidiaries with respect to the issued or unissued capital stock of any of the Acquired Subsidiaries. There are no outstanding contractual obligations of any of the Acquired Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Acquired Subsidiaries. Upon the sale of the Shares to Buyer at the Closing, Buyer will acquire the entire legal and beneficial ownership in all of the Shares, free and clear of any liens, claims, security interests or encumbrances.

         Section 3.3 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or for Seller to consummate the transactions so contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         Section 3.4 Consents and Approvals; No Violations. Except (a) as set forth in Section 3.4 of the Seller Disclosure Schedule, (b) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Communications Act of 1934, as amended (the "FCC Act"), and (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Subsidiaries, none of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the charters or bylaws of Seller or of any of the Acquired Subsidiaries, (ii) require any filing by Seller or any of the Acquired Subsidiaries with, or any permit, authorization, consent or approval to be obtained by Seller or any of the Acquired Subsidiaries of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, obligation or commitment to which Seller or any of the Acquired Subsidiaries is a party or by which any of them or any of their properties or assets may be bound ("Contracts") or result in the creation of any lien upon any of the property or assets of the Acquired Business, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Acquired Subsidiaries, except, in the case of clause (ii), (iii) or (iv), for failures to file or obtain, violations, breaches, defaults or liens which would not have a material adverse effect on the Acquired Business taken as a whole or the ability of Seller to consummate the transactions contemplated hereby. The Seller has no knowledge of any facts or circumstances relating to the Seller or any of its Acquired Subsidiaries that, individually or in the aggregate, would prevent any necessary approval of the transactions contemplated by this Agreement under the FCC Act.

         Section 3.5 Acquired Business Financial Statements. Attached hereto as Exhibits B and C are the audited balance sheets (the "Acquired Business Balance Sheets") of the Acquired Business as of December 31, 1996 ( the "Balance Sheet Date") and December 31, 1995, and the related statement of operations and cash flows for the three years ended December 31, 1996 and the accompanying notes for the Seller's television and radio operations and newspaper operations, respectively (together with the Acquired Business Balance Sheets, the "Acquired Business Financial Statements"). The Acquired Business Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and, except as set forth in Section 3.5 of the Seller Disclosure Schedule, fairly present in all material respects the financial position of the Acquired Business as at the dates thereof, and the results of its operations for the periods then ended. After the Closing, except as otherwise contemplated by this Agreement, neither Seller nor any of its other Subsidiaries will own or have rights to use any of the assets or property, whether tangible, intangible or mixed, which are necessary for the conduct of the Acquired Business as conducted on the date hereof.

         Section 3.6 Litigation. Except as disclosed in the Acquired Business Financial Statements or as set forth in Section 3.6 of the Seller Disclosure Schedule, there is no suit, action, proceeding or investigation relating to the Acquired Business pending or, to the knowledge of Seller, threatened, against Seller or any of the Acquired Subsidiaries before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Acquired Business taken as a whole or the ability of Seller to consummate the transactions contemplated hereby. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, neither Seller nor any of the Acquired Subsidiaries is subject to any outstanding order, writ, injunction or decree relating to the Acquired Business which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Acquired Business taken as a whole or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

         Section 3.7      Employee Benefits.

                 (a) Section 3.7 of the Seller Disclosure Schedule contains a list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material benefit plans, programs, agreements and arrangements (the "Benefit Plans"), which cover employees or former employees of Seller and the Acquired Subsidiaries who are or were employed in the Acquired Business (the "Employees"). True and complete copies of all Benefit Plans, any trust instruments and/or insurance contracts, if any, forming a part of any such plans, and all amendments thereto; current summary plan descriptions; where applicable, the most current determination letter received from the Internal Revenue Service (the "Service"); and where applicable, annual reports, financial statements and actuarial reports for the last plan year, which fairly and accurately reflect the financial condition of the plans have been made available to Buyer.

                 (b) All Benefit Plans are in compliance with ERISA, the Code, and all other applicable laws in all material respects. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Service, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither Seller, the Acquired Subsidiaries nor any ERISA Affiliate (as defined below) has contributed or been required to contribute to any Multiemployer Plan (as defined in ERISA) with respect to any Employees.

                 (c) No liability under Subtitle C or D of Title IV of ERISA has been incurred by Seller or any of the Acquired Subsidiaries with respect to any ongoing, frozen or terminated Pension Plan, currently or formerly maintained by any of them, or the Pension Plan of any entity which is or has been considered one employer with Seller or any of the Acquired Subsidiaries, as the case may be, under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") which would have a material adverse effect on the Acquired Business taken as a whole.

                 (d) All contributions required to be made or accrued as of the Balance Sheet Date under the terms of any Benefit Plan for which Seller or any of the Acquired Subsidiaries may have liability have been timely made or have been reflected on the Acquired Business Balance Sheet. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA in an amount which would have a material adverse effect on the Acquired Business taken as a whole. Neither Seller nor any of the Acquired Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

                 (e) Neither Seller nor any of the Acquired Subsidiaries has any obligations for retiree health and life benefits for Employees or former Employees under any Benefit Plan, except as set forth in Section 3.7 of the Seller Disclosure Schedule or as required by Part 6 of Title I of ERISA.

         Section 3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, since the Balance Sheet Date, the Acquired Business has been conducted only in the ordinary course consistent with past practice, and there has not been any change or development, or combination of changes or developments (other than changes relating to or arising from legislative or regulatory changes, developments generally affecting the newspaper or broadcasting industries or general economic conditions in the United States), which individually or in the aggregate have had or are reasonably likely to have a material adverse effect on the Acquired Business taken as a whole.

         Section 3.9 No Violation of Law. Except as disclosed in the Acquired Business Financial Statements or as set forth in Section 3.9 of the Seller Disclosure Schedule, neither Seller nor any of the Acquired Subsidiaries is in violation of, or, to the knowledge of Seller, under investigation with respect to or has been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation or judgment of any Governmental Entity, except for violations which, in the aggregate, would not have a material adverse effect on the Acquired Business taken as a whole. Seller and the Acquired Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct the Acquired Business as presently conducted, except for any such permits, licenses, franchises or other governmental authorizations, consents and approvals the failure of which to have would not have a material adverse effect on the Acquired Business taken as a whole.

         Section 3.10     Taxes.

                 (a) Except as disclosed in the Acquired Business Financial Statements or as set forth in Section 3.10 of the Seller Disclosure
Schedule:

                          (i) Seller, the Acquired Subsidiaries and the consolidated group (the "Group") of which Seller and/or the Acquired Subsidiaries are members, have (A) duly filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the Closing Date, other than those Tax Returns the failure of which to file would not have a material adverse effect on the entity required to file such Tax Return, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made provision in accordance with generally accepted accounting principles for the payment of all Taxes (as hereinafter defined) due with respect to periods ending on or prior to the Closing Date;

                          (ii) all monies which Seller, the Acquired Subsidiaries or any member of the Group has been required by law to withhold from employees or other contractors with respect to payments made or periods ending on or before the Closing Date have been withheld and timely paid to the appropriate governmental authority;

                          (iii) as of the date hereof, the Tax Returns for Seller, the Acquired Subsidiaries and/or any member of the Group are not currently the subject of any audit, investigation or proceeding by the Service or, to Seller's, any Acquired Subsidiary's or the Group's knowledge, any state or local taxing authority, and Seller, the Acquired Subsidiaries and/or any member of the Group have not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for material Taxes of Seller, the Acquired Subsidiaries and/or any member of the Group which have not been paid or finally settled, other than audits, deficiencies or assessments disclosed in Section 3.10 of the Seller Disclosure Schedule which are being contested in good faith through appropriate proceedings; and

                          (iv) the consolidated federal income tax return of the Group has been audited through December 31, 1990 and no waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency granted by Seller, any of the Acquired Subsidiaries and/or any member of the Group is currently in effect.

                 (b) "Taxes" means all taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, estimated taxes, excise, personal property, real property, sales, ad valorem, value-added, leasing, withholding, social security, workers compensation, unemployment insurance, occupation, use, service, service use, license, stamp, payroll, employment, windfall profit, environmental, alternative or add-on minimum tax, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local, or foreign governmental authority whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies, imposts, duties or other assessments. "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

                 (c) Except as provided in Section 3.10 of the Seller Disclosure Schedule, neither Seller, any Acquired Subsidiary, nor any member of the Group (i) has filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by a member of the Group, (ii) has agreed, or is required, to make any adjustment under
Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Group for Taxes, (iii) has made an election, or is required, to treat any asset of the Group as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code, (iv) is now or has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, (v) has participated in an international boycott as defined in
Section 999 of the Code, (vi) is now or has ever been a "foreign person" within the meaning of Section 1445(b)(2) of the Code, or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision. After the date hereof, no election with respect to Taxes or extension of the period of limitation will be made without the written consent of Buyer.

         Section 3.11     Environmental Matters.

                 (a) Except as disclosed in the Acquired Business Financial Statements or as set forth in Section 3.11 of the Seller Disclosure Schedule and except for such matters that, individually or in the aggregate, would not have a material adverse effect on the Acquired Business taken as a whole, (i) to the knowledge of Seller, the Acquired Business is in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined); (ii) to the knowledge of Seller, the properties included in the Acquired Business and presently owned or operated by Seller or the Acquired Subsidiaries (the "Acquired Properties") do not contain any Hazardous Substance (as hereinafter defined) other than as permitted under applicable Environmental Laws; (iii) neither Seller nor any of the Acquired Subsidiaries has since December 31, 1994 received any claims, notices, demand letters, lawsuits or requests for information from any Governmental Entity or any private third party alleging that the Acquired Business is in violation of, or liable under, any Environmental Laws; and (iv) none of Seller, the Acquired Subsidiaries or the Acquired Properties is subject to any court order, administrative order or decree relating to the Acquired Business arising under any Environmental Law.

                 (b) "Environmental Law" means any applicable Federal, state or local law, regulation, permit, judgment or agreement with any Governmental Entity, relating to (x) the protection, preservation or restoration of the environment or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. "Hazardous

Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law.

         Section 3.12 Material Contracts. Section 3.12 of the Seller Disclosure Schedule identifies any Contract included in the Acquired Business to which Seller or any of the Acquired Subsidiaries is a party or by which any of its assets or operations may be bound as of the date of this Agreement that is (i) a loan or similar agreement or indebtedness evidenced by a note or other instrument, or any direct or indirect guarantee of indebtedness of any other person, in excess of $1,000,000; (ii) any Contract that expressly limits the right to terminate the Contract without penalty upon less than one year's notice and such Contract provides for future payments in excess of $250,000 within the next twelve (12) months from the date hereof; (iii) a network affiliation agreement; (iv) an employment or severance agreement providing for payments in excess of $100,000 to any Employee; and (v) any Contract related to capital expenditures, which provides for future payments in excess of $500,000 within the next twelve (12) months from the date hereof. Except as set forth in Section 3.12 of the Seller Disclosure Schedule (i) each of the Contracts set forth on Section 3.12 of the Seller Disclosure Schedule is in full force and effect, except where the failure to be in full force and effect would not have a material adverse effect on the Acquired Business taken as a whole and (ii) there are no existing defaults by Seller or any Acquired Subsidiary thereunder which default would result in a material adverse effect on the Acquired Business taken as a whole.

         Section 3.13 Brokers or Finders. Neither Seller nor any of the Acquired Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), whose fees and expenses, as previously disclosed to Buyer, will be paid by Seller in accordance with Seller's agreement with such firm.

         Section 3.14 Title to Assets. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, Seller and the Acquired Subsidiaries own all of the material assets of the Acquired Business free and clear of any liens, claims, security interests or encumbrances that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Acquired Business taken as a whole.

         Section 3.15 Condition of Assets. All of the material assets of the Acquired Business are in good operating condition and repair, ordinary wear and tear excepted.

         Section 3.16 Employees. With respect to the Acquired Business, neither Seller nor any Acquired Subsidiary is a party to, or is bound by, any collective bargaining agreement or other contract with a labor union, nor is Seller or any of the Acquired Subsidiaries the subject of any proceeding or organizing activity seeking to compel it to bargain with any labor union as to wages and conditions of employment, nor is there any strike, labor dispute, slow down or stoppage involving Seller or any of the Acquired Subsidiaries pending or, to the knowledge of Seller, threatened that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Acquired Business taken as a whole.

         Section 3.17 Insurance. Set forth in Section 3.17 of the Seller Disclosure Schedule is a schedule of the insurance coverage (including policy limits, coverage layers, and named insureds) maintained by Seller on the assets, properties, premises, operations and personnel of the Acquired Business.

         Section 3.18 FCC Licenses. The Seller has provided Buyer with a complete list of the FCC Licenses held or controlled by the Seller, Tall Tower, Inc. or any of the Acquired Subsidiaries. Except as does not materially jeopardize the operation by the Seller or the applicable Acquired Subsidiary of any of the Seller Stations to which the FCC Licenses apply or as set forth in
Section 3.18 of the Seller Disclosure Schedule: (i) the Seller and those of its Acquired Subsidiaries that are required to hold FCC Licenses, or that control FCC Licenses, are qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be; (ii) the Seller and those of its Acquired Subsidiaries that are required to hold FCC Licenses hold such FCC Licenses; (iii) the Seller is not aware of any facts or circumstances relating to the Seller or any of its Acquired Subsidiaries that would prevent the FCC's granting the requisite consent to the FCC Form 315 Transfer of Control Application to be filed (the "FCC Application"), except that the Seller has filed a renewal application with the FCC relating to KENS-AM, which renewal application may delay the granting of the FCC Application; (iv) each Seller Station is in material compliance with all FCC Licenses held by it; and (v) there is not pending or, to the knowledge of the Seller, threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the validity of, or any rights of the holder under, any FCC License held by the Seller or one of its Acquired Subsidiaries, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the Seller Stations. As used herein, the term "Seller Station" shall mean KENS-TV and KENS-AM and the term "FCC License" shall mean any permit, license, waiver or authorization that a person is required by the FCC to hold in connection with the operation of its business.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

         Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         Section 4.2 Authority. Buyer have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the purchase of the Shares and of the other transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Exchange Act, the HSR Act and the FCC Act, and as may be necessary as a result of any facts or circumstances relating solely to Seller and its Subsidiaries, neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective charter or bylaws of Buyer, (ii) require any filing by Buyer or its Subsidiaries with, or permit, authorization, consent or approval to be obtained by Buyer or its Subsidiaries of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries, except, in the case of clause (ii), (iii) or (iv), for failures to file or obtain, violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         Section 4.4 Litigation. There is no suit, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened, against Buyer or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, might reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, might reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer has no knowledge of any facts or circumstances relating to Buyer or any of its Subsidiaries, that, individually or in the aggregate, would prevent any necessary approval of the transactions contemplated by this Agreement under the FCC Act. Buyer is legally and financially qualified and, to Buyer's knowledge, otherwise qualified to hold, or control the entities which hold or will hold, the FCC Licenses currently held or controlled by the Seller or to be held by Buyer, or any person under their control after the Closing Date, and are not aware of any facts or circumstances that might prevent or delay prompt consent to or waivers for the FCC Application.


         Section 4.5 No Violation of Law. Neither Buyer nor any of its Subsidiaries is in violation of, or, to the knowledge of Buyer, is under investigation with respect to or has been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation or judgment of any Governmental Entity, except for violations which, in the aggregate, do not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for any such permits, licenses, franchises or other governmental authorizations, consents and approvals the failure of which to have would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         Section 4.6 Sufficient Funds. Buyer has, on the date hereof, the financial capability to purchase the Acquired Business on the terms and subject to the conditions set forth in this Agreement, and will have such capability on the Closing Date.

         Section 4.7 Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended. Buyer will refrain from transferring or otherwise disposing of the Shares, or any interest therein, in such a manner as to violate any securities laws.

         Section 4.8 Brokers or Finders. Neither Buyer nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         Section 4.9 Investigations. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has been advised by persons experienced in the evaluation and purchase of enterprises such as the Acquired Business, and along with such persons has undertaken such investigation, and has been provided with and have evaluated such documents and information, as Buyer and its advisors have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Anything herein to the contrary notwithstanding, Buyer acknowledges that Buyer is acquiring the Acquired Business without any representation or warranty, express or implied, by Seller or any of its affiliates except as expressly set forth herein. In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges that neither Seller nor any of its advisors, including, without limitation, DLJ, nor any of their respective affiliates or representatives have made any representation or warranty (express or implied) with respect to, and Buyer is not relying upon, (i) the information set forth in the Confidential Memorandum provided to Buyer relating to the Acquired Business, (ii) any other information provided to Buyer pursuant to the Confidentiality Agreement (as defined below), or (iii) any financial projection or forecast delivered to Buyer with respect to the revenues, profitability, cash flow, capital expenditures, or other financial or operating aspect that may arise from the operation of the Acquired Business either before or after the Closing Date. With respect to any projection or forecast delivered by or on behalf of the Seller to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties,
(iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to Buyer and (iv) Buyer will not have a claim against either Seller or any of its advisors including, without limitation, DLJ, or any of their respective affiliates with respect to such projections or forecasts or with respect to any related matter.

                                   ARTICLE V

                         COVENANTS PENDING THE CLOSING

         Section 5.1 Covenants of Seller with Respect to the Acquired Business. During the period from the date of this Agreement and continuing until the Closing Date, Seller agrees that, except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Seller Disclosure Schedule, or (iii) to the extent that Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed):

                 (a) Ordinary Course. Seller and the Acquired Subsidiaries shall carry on the Acquired Business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact the present business organization, keep available, consistent with past practice, the services of the present officers and employees and preserve the relationships with customers, suppliers and others having business dealings with the Acquired Business, it being understood, however, that the failure of any Employees to remain employees of the Acquired Business or become employees of Buyer or any Subsidiary of Buyer shall not constitute a breach of this covenant.

                 (b) Changes in Stock. Seller will not permit the Acquired Subsidiaries to split (including a reverse stock split), combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock.

                 (c) Issuance of Securities. Seller shall not permit any of the Acquired Subsidiaries to, issue, transfer or sell, or authorize or propose or agree to the issuance, transfer or sale of, any shares of their capital stock of any class, any other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities, other than issuances by a wholly owned Subsidiary of its capital stock to its parent.

                 (d) Governing Documents. None of the Acquired Subsidiaries will amend their charters or bylaws in a manner adverse to Buyer or otherwise inconsistent with the transactions contemplated hereby.

                 (e) Indebtedness. Seller shall not permit any of the Acquired Subsidiaries to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any of the Acquired Subsidiaries or guarantee any such obligations of others other than in the ordinary course of business consistent with past practice.

                 (f) Changes to Benefit Plans. Except as would not materially increase the costs of the Acquired Business and except for changes required to comply with applicable law, Seller shall not, nor shall it permit any of the Acquired Subsidiaries to, (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Benefit Plan or any agreement, arrangement, plan or policy between Seller or any such Acquired Subsidiary and one or more of its directors, officers or Employees or (ii) except for normal increases in the ordinary course of business consistent with past practice and the payment of bonuses and other consideration to Employees in the aggregate not to exceed the amount set forth in Section 5.1 of the Seller Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or Employee or pay any benefit to any director, officer or Employee not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided that the foregoing shall not prohibit Seller or the Acquired Subsidiaries from hiring and paying new employees in the ordinary course of business consistent with past practice.

                 (g) Filings. Seller shall promptly provide Buyer (or its counsel) copies of all filings (other than those portions of filings under the HSR Act which Buyer has no reasonable interest in obtaining in connection with the acquisition of the Acquired Business) made by Seller with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                 (h) Accounting Policies and Procedures. Seller will not and will not permit any of the Acquired Subsidiaries to change any of its accounting principles, policies or procedures with regard to the Acquired Business, except as may be required by generally accepted accounting principles.

                 (i) Sale of Assets. Seller will not and will not permit any of the Acquired Subsidiaries to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the assets included in the Acquired Business, except for dispositions of inventories and equipment in the ordinary course of business and consistent with past practice.

         Section 5.2 Covenants of Seller. During the period from the date of this Agreement and continuing to the Closing Date, Seller agrees that Seller will not and will not permit the Acquired Subsidiaries to take any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would materially impair the ability of Seller to consummate the transactions contemplated herein in accordance with the terms hereof or would materially delay such consummation, and Seller shall promptly advise Buyer orally and in writing of any change in, or event with respect to, the business or operations of Seller having, or which insofar as can reasonably be foreseen, could have, a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

         Section 5.3 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Closing Date, Buyer agrees that except (i) as contemplated or permitted by this Agreement or (ii) to the extent that Seller shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed):

                 (a) Filings. Buyer shall promptly provide Seller (or its counsel) copies of all filings (other than those portions of filings under the HSR Act which Seller has no reasonable interest in obtaining in connection with the acquisition of the Acquired Business) made by Buyer with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                 (b) Cooperation. Buyer shall not take any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would materially impair the ability of Buyer to consummate the transactions contemplated herein in accordance with the terms hereof or materially delay such consummation, and Buyer shall promptly advise Seller orally and in writing of any change in, or event with respect to, the business or operations of Buyer having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         Section 5.4 Control of the Seller Stations. Prior to the Closing Date, control of the Seller's television and radio broadcasting operations, along with all of the Seller's other operations, shall remain with Seller. Seller and Buyer acknowledge and agree that neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Closing Date remain within the complete control and discretion, of the Seller, subject to the terms of Sections 5.1 and 5.2.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         Section 6.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing of all necessary documents under the HSR Act and the FCC Act including (but not limited to) any required waiver of the FCC one-to-a-market rule, and (ii) such actions as may be required to have the applicable waiting period under the HSR Act expire or terminate as promptly as practicable, including by consulting with each other as to, and responding promptly to any comments or requests for information with respect thereto. Each party shall promptly consult with the other and provide any necessary information with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         Section 6.2 Access to Information. Upon reasonable notice, Seller shall (and shall cause each of the Acquired Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing Date, to all of the properties, books, contracts, commitments and records relating to the Acquired Business, and, during such period, Seller shall (and shall cause the Acquired Subsidiaries to) furnish promptly to Buyer all other information concerning the business, properties and personnel of the Acquired Business as Buyer may reasonably request. After the Closing Date, upon reasonable notice, Buyer shall cause the Acquired Subsidiaries to afford to the officers, employees, accountants, counsel and other representatives of Seller access, during normal business hours, to the Acquired Subsidiaries' books and records which Seller may reasonably request in order to complete tax filings or for other legitimate business purposes. Unless otherwise required by law, the parties will hold any information made available pursuant to this
Section 6.2 which is nonpublic in confidence in accordance with the confidentiality agreement, dated March 11, 1997 (the "Confidentiality Agreement"), between Buyer and Seller.

         Section 6.3 Legal Conditions to Purchase. Each of Seller and Buyer will use all reasonable efforts to comply promptly with all legal requirements which may be imposed on it or its respective Subsidiaries with respect to the purchase of the Acquired Business by Buyer (which actions shall include, without limitation, furnishing all information required under the HSR Act and the FCC Act and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection with the purchase of the Acquired Business by Buyer). Subject to the terms and conditions hereof, each of Seller and Buyer will, and will cause its respective Subsidiaries to, promptly use all reasonable efforts to obtain (and will consult and cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by such party in connection with the purchase of the Acquired Business by Buyer or the taking of any action contemplated by this Agreement.

         Section 6.4 Use of Names. (a) Following the Closing Date, Seller shall have the sole and exclusive ownership of and right to use, as between Buyer and the Acquired Subsidiaries on the one hand, and the Seller on the other hand, each of the names, trademarks, trade names and other proprietary rights set forth in Section 6.4 of the Seller Disclosure Schedule (the "Acquired

Proprietary Name Rights"). The Acquired Proprietary Name Rights include, without limitation, the name "Harte-Hanks" and derivatives thereof.

                 (b) Following the Closing Date, Buyer shall, and shall cause the Acquired Subsidiaries and other affiliates to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusing similar to any of the Acquired Proprietary Name Rights.

         Section 6.5 Intercompany Balances. All amounts owing between the Acquired Subsidiaries, on the one hand, and Seller and its other Subsidiaries, on the other hand, other than amounts arising in the ordinary course of business for the purchase of goods or services in commercial transactions, shall be eliminated in full (without any payment to either party) at or prior to the Closing Date.

         Section 6.6      Employee Matters; Seller Stock Plans.

                 (a) Buyer and the Acquired Subsidiaries shall assume and retain, with respect to the Employees, any and all severance obligations that arise due to (i) the purchase of the Acquired Business by Buyer being deemed a "Change of Control" under the severance agreements for Employees specified in
Section 6.6 of the Seller Disclosure Schedule, (ii) events or actions occurring as a result of the transactions consummated on the Closing Date, subject to the provisions of Section 6.14 below, and (iii) events or actions occurring after the Closing Date.

                 (b) Seller and Buyer agree that Buyer will, immediately after the Closing Date and for at least one year thereafter, permit the Employees (i) to participate in a group health plan of Buyer, or one of its Subsidiaries in which similarly situated employees of Buyer participate, in accordance with the terms of the plan and, to waive any pre- existing condition clause or waiting period requirement in such group health plan and to give credit for deductible amounts paid by an Employee during the current deductible year of such group health plan while employed by Seller or any of the Acquired Subsidiaries; provided, however, that Buyer will be in compliance with this clause (i) regarding Employees employed by Seller or the Acquired Subsidiaries if it assumes the current group health contracts of Seller or the Acquired Subsidiaries relating to the Employees; (ii) to participate in and receive credit, for vesting and eligibility purposes, under tax qualified retirement plans of Buyer or any of its Subsidiaries in which similarly situated employees of Buyer participate, for which they are otherwise eligible, for their service with Seller or any of the Acquired Subsidiaries, to the extent permitted by applicable tax-qualification requirements; (iii) to participate in other benefit plans of Buyer which are offered to similarly situated employees and
(iv) to participate in stock option programs and stock purchase programs of Buyer which are offered to similarly situated employees.

                 (c) Effective as of the Closing Date, the Employees shall cease to be eligible to participate in the Benefit Plans, shall no longer accrue benefits under the Benefit Plans, and shall not be eligible under the Benefit Plans for payment of claims incurred thereafter, except to the extent Buyer has assumed and continued any such Benefit Plan with the consent of Seller.

                 (d) Notwithstanding any contrary provisions of this Agreement, (i) Seller shall remain liable for any and all obligations arising under or relating to the Benefit Plans (except as otherwise provided in Schedule 6.6 of the Seller Disclosure Schedule), and (ii) with respect to Employees who as of the Closing Date are former employees of the Acquired Business, or are not actively at work, the Buyer shall assume liability only for (1) any leave entitlements, reemployment obligations, reinstatement rights, or related rights, under applicable law, including, without limitation, the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, workers' compensation laws, or similar laws, and (2) any rights, benefits or entitlements under the Acquired Welfare Plans listed on Schedule 6.6, including, without limitation, health care continuation pursuant to Part 6 of Title I of ERISA.

                 (e) Each outstanding option (a "Seller Option") to purchase shares of Seller's common stock held by an Employee under any stock option plan of Seller, whether vested or unvested, exercisable or unexerciseable, shall remain the responsibility of Seller; and Buyer shall have no obligation or responsibility whatsoever with respect to any Seller Options.

                 (f) All of the Employees of the Acquired Business will become Employees of Buyer as of the Closing Date; however, nothing in this Agreement shall be construed to require Buyer or the Acquired Subsidiaries to continue the employment of any Employee for any period of time, or, except as required by Section 6.6(b) above, to offer any particular type or level of benefits to any employee. Nothing in this Agreement shall prevent Buyer or the Acquired Subsidiaries from disciplining or terminating any Employee or from amending or terminating any benefit plans at any time.

         Section 6.7 Defense and Payment of Certain Claims. (a) The parties hereto undertake and agree that, after the Closing Date, and in the name and on behalf of Buyer and the Acquired Subsidiaries, Seller will assume all of the Continuing Claims and, in connection therewith, will (i) conduct, or cause to be conducted, the administration and defense of the Continuing Claims, and (iii) pay or cause to be paid, as may be necessary and appropriate, all liabilities to third parties, cost and expenses resulting from the Continuing Claims that are not paid to or for the account of claimants or Buyer or the Acquired Subsidiaries by insurance or by any third party ("Continuing Claims Costs"). In connection with the foregoing, Seller hereby agrees to indemnify and hold Buyer and its directors, officers, employees, agents and affiliates harmless from all liability to third parties asserting Continuing Claims.

                 (b) In consideration for the undertaking and agreement of Seller set forth in this Section 6.7 and the other consideration provided for in this Agreement, Buyer agrees, that:

                          (i)     subject to the obligations of Seller and
Buyer after the Closing Date under this Section 6.7, at all times after the Closing Date, Seller will have the sole and exclusive right to conduct, or cause to be conducted, and, whether through insurance carriers or otherwise, the administration and defense of all Continuing Claims as provided above; provided, however, that (i) Buyer will be entitled to monitor, at its own expense, and with any counsel selected by it, the administration and defense of all material Continuing Claims by Seller and (ii) Buyer may, in its sole and absolute discretion, at any time and from time to time in respect of any Continuing Claim, elect to terminate Seller's rights to conduct or cause to be conducted the administration and defense thereof by giving notice in writing to Seller of such election, whereupon such rights by Seller will automatically terminate and Seller will automatically be deemed released from any further liability or obligation under this Section 6.7 in respect of the Continuing Claims as to which Buyer has terminated Seller's rights and obligations (a "Discontinued Claim"). Notwithstanding any provision of this Agreement to the contrary, any liabilities, costs or expenses resulting from or in connection with a Discontinued Claim that are incurred or paid subsequent to Seller's receipt of Buyer's election to terminate Seller's rights and obligations with respect thereto will not thereafter be deemed or treated as Continuing Claims Costs for purposes of this Section 6.7. If Buyer terminates Seller's rights with respect to the administration and defense of a Discontinued Claim, Seller will make commercially reasonable efforts to change counsel of record and otherwise fully vest in Buyer or the appropriate Acquired Subsidiary the full and sole right and power to conduct the administration and defense of such Discontinued Claim;

                          (ii)    at all times after the Closing Date, Buyer
will give notice, within five business days, to Seller of the assertion or commencement of any action which would be a Continuing Claim, but no failure to give such notice will relieve Seller from its obligations provided above (except to the extent that Seller has suffered actual prejudice thereby). Further, Seller will have a period of 30 days from the receipt of notice of any such action which to investigate such action and to determine whether to execute an acknowledgment of claim; provided, however, in the event that Buyer or any of the Acquired Subsidiaries take any action believed to be reasonable with respect to such action before the end of such 30-day period, such action will not relieve Seller from its obligations provided above; and provided, further that Buyer has provided Seller with prior written notification of such action to the extent practicable;

                          (iii)   Buyer and the Acquired Subsidiaries will
provide or make available to Seller and its representatives, all records, materials and personnel of the Acquired Business reasonably required by Seller or its representatives for use in the conduct of the administration and defense of the Continuing Claims and, further, Buyer and the Acquired Subsidiaries will cooperate fully with Seller and its representatives in the conduct of the administration and defense of the Continuing Claims;

                          (iv)    Buyer and the Acquired Subsidiaries will
maintain all books, records, materials and files of the Acquired Business existing as of the Closing Date and relating to any of the Continuing Claims for a period of ten years following the Closing Date;

                          (v)     Neither Buyer nor any of the Acquired
Subsidiaries will take any action that would impair or invalidate the insurance under which any of the Continuing Claims are or may be covered that are in existence at the Closing Date. For purposes of this Section 6.7, all references to the representatives of Seller will include the attorneys and insurance carriers of Seller and its affiliates as well as the personnel of Seller and its affiliates; and

                          (vi)    Seller will retain, and Buyer, on behalf of
the Acquired Subsidiaries, agrees to assign to Seller, any and all insurance claims, insurance receivables and all other benefits (including premium refunds) arising under any and all insurance policies covering the Continuing Claims for which Seller is liable or obligated under this Section 6.7. With respect to the Continuing Claims, Buyer will not have any obligation to make a claim under any insurance policy procured by Buyer after the Closing Date; any such insurance policy will expressly negate or waive any right of subrogation with respect to any contractual rights against Seller or any affiliate of Seller or any insurance carrier of Seller relating to the Continuing Claims.

         Section 6.8 Insurance. Buyer agrees and acknowledges that the insurance policies listed on Section 3.16 of the Seller Disclosure Schedule are maintained by Seller and that immediately after the Closing, the Acquired Subsidiaries will no longer be designated insureds thereunder and, except to benefit Seller with respect to Continuing Claims assumed by Seller, such insurance policies will cease to insure any of the business, operations, assets, or affairs of the Acquired Business.

         Section 6.9 Fees and Expenses. Whether or not the transactions contemplated herein are consummated and except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Seller and Buyer shall each pay one-half of
(i) the filing fee required under the HSR Act and (ii) any filing fee required by the FCC to file FCC applications.

         Section 6.10     Taxes.

                 (a) Apportionment of Taxes Between Pre-Closing and Post-Closing Tax Periods. In order to apportion appropriately any Taxes relating to any taxable year or any other period that is treated as a taxable year (a "Tax Period") that includes (but that would not, but for this Section 6.10, close on) the Closing Date, the parties hereto will, unless specifically prohibited by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Acquired Subsidiaries, and such Tax Period will be treated as a Short Tax Period and a Pre-Closing Tax Period for purposes of this Agreement. In any case in which applicable law specifically prohibits any of the Acquired Subsidiaries from treating the Closing Date as the last day of a Short Tax Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of such Acquired Subsidiary for such Interim Tax Period will be the Income Tax that would be due with respect to the Interim Tax Period if such Interim Tax Period were a Short Tax Period. "Short Tax Period" means any Tax Period ending on the Closing Date. "Interim Tax Period" means, with respect to any Taxes imposed on the Acquired Subsidiaries on a periodic basis for which the Closing Date is not the last day of a Short Tax Period, the period of time beginning on the first day of the actual Tax Period that includes (but does not end on) the Closing Date and ending on the Closing Date. "Pre-Closing Tax Period" means any Tax Period, Short Tax Period or Interim Tax Period ending on or before the Closing Date.

                 (b) Section 338 Election. At Buyer's option, Seller will join with Buyer (or any of its wholly- owned subsidiaries) in making an election (or elections) under Section 338(h)(10) and Treasury Regulation
Section 1.338(h)(10)-1 of the Code, and any corresponding elections permitted under state, local or foreign law, with respect to the purchase and sale of the Shares. The Purchase Price will be allocated among the assets of the Acquired Subsidiaries as agreed to by Seller and Buyer prior to the Closing. Seller and Buyer will exchange completed copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state, local or foreign forms or schedules, executed by the Seller, as soon as practicable after the Closing Date. Seller and Buyer agree that as a result of the election under Section 338(h)(10), the deemed asset sale resulting from the Section 338(h)(10) election must be included in the final Short Tax Period. In any case where applicable law specifically prohibits any of the Acquired Subsidiaries from treating the Closing Date as the last day of a Short Tax Period, then for purposes of this Agreement, the portion of such Tax that is attributable to the operations of such Acquired Subsidiaries for such Interim Tax Period will be the Tax that would be due with respect to the Interim Tax Period if such Interim Tax Period were a Short Tax Period. The Seller will not, and will not permit any of the Acquired Subsidiaries to, take, cause or permit to be taken any action that would disqualify the sale of the Shares as a deemed asset sale under Section 338(h)(10) and Treasury Regulation Section 1.338(h)-(10)(a).

                 (c) Preparation and Filing of Income Tax Returns. Seller will be responsible, at its expense, for the preparation and filing of all Tax Returns for all Tax periods ending prior to the Closing Date and for any Short Tax Period. Seller will prepare such Tax Returns in a manner consistent with prior years and will, in respect of such Tax Returns, determine the income, gain, expenses, losses, deductions and credits of the Acquired Subsidiaries in a manner consistent with prior practice. The results of operations of the Acquired Subsidiaries from the first day of the taxable year through the Closing Date will be included in Seller's consolidated federal income Tax Return and in any consolidated, combined or unitary income Tax Returns required to be filed by Seller after the Closing Date. The results of operations of the Acquired Subsidiaries from the first day of the taxable year through the Closing Date will be included in any separate Tax Returns filed by the Acquired Subsidiaries after the Closing Date; provided, however, that Seller will prepare (without cost to Buyer or the Acquired Subsidiaries) all such separate Tax Returns for any Short Tax Period (but not for any Tax Period which includes or ends after the Closing Date) and submit them to Buyer, and Buyer will have all such separate Tax Returns appropriately executed and filed on a timely basis. With respect to any Tax Return to be prepared by Seller, Buyer will, and will cause the Acquired Subsidiaries to, provide to Seller information in a manner consistent with past practice for use in preparation of such Tax Returns, in each case, no later than 60 days after the relevant Tax Period ends. Notwithstanding the foregoing, Buyer will be responsible for preparing and filing all Tax Returns of the Acquired Subsidiaries for Tax Periods not ending on or before the Closing Date, even if such Tax Returns cover Tax Periods prior to the Closing Date.

                 (d) Cooperation. Seller, on the one hand, and Buyer, on the other hand, will, and will cause the Acquired Subsidiaries to, provide each other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Entity, or any judicial or administrative proceedings related to liability for Taxes. Seller, on the one hand, and Buyer, on the other hand, will, and will cause the Acquired Subsidiaries to, retain and provide each other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance will include making employees available on a mutually convenient basis to provide and explain such records and information and will include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder will reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

                 (e) Refund Claims. Seller will provide Buyer and the Acquired Subsidiaries with such assistance as they may reasonably request to prepare any refund claim attributable to the carryback of any tax losses or tax credits incurred by Buyer or the Acquired Subsidiaries in any Post-Closing Tax Period to any consolidated, combined or unitary income Tax Return of Seller or to any separate Tax Return of any of the Acquired Subsidiaries for any Pre-Closing Tax Period, and Seller will receive and retain the amount of any resulting refunds together with any interest thereon upon receipt by any party hereto. "Post-Closing Tax Period" means any Tax Period that begins after the Closing Date and, with respect to any Tax Period beginning before and ending after the Closing Date, the portion of such Tax Period commencing on the day following the Closing Date.

                 (f) Tax Sharing Agreements. Any and all Tax (or similar) agreements, arrangements or undertaking among Seller and the Acquired Subsidiaries or the Group or any member of the Group and the Company that relate to any liability of the Acquired Subsidiaries for the Taxes of Seller, the Group or any member of the Group will terminate as of the Closing Date and any rights or obligations resulting from such agreements will be eliminated as of the Closing Date.

                 (g) Notice of Audit. If, in connection with any examination, investigation, audit or other proceeding concerning any Tax Return covering the operations of any of the Acquired Subsidiaries on or before the Closing Date, Seller, on the one hand, or Buyer or such Acquired Subsidiary, on the other hand, receives from any Governmental Entity a notice of deficiency, a proposed adjustment, an assertion of claim or a demand concerning the Tax Period covered by such Tax Return, Seller will notify Buyer and such Acquired Subsidiary (if received by Seller) and Buyer will notify Seller (if received by Buyer or such Acquired Subsidiary), as the case may be, in writing promptly (and in any case within 20 days) (i) of its receipt of same and (ii) upon learning of any examination, investigation, audit or other proceeding relating to same.

                 (h) Audits Controlled by Seller. Seller will, at its own expense, have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand, and to represent and act for and on behalf of the Acquired Subsidiaries in connection with any such examination, investigation, audit or other proceeding related thereto, including refund claims relating to any Tax Return of the Acquired Subsidiaries, for Tax Periods ending on or before the Closing Date. Seller will keep Buyer informed of the progress thereof and consult with Buyer in good faith in connection therewith. Notwithstanding the first sentence of this Section 6.10(h), Seller agrees that it will not, and that it will not permit its Acquired Subsidiaries to, resolve, settle, compromise or abandon any issue or claim without the prior written consent of Buyer if such action would materially and adversely affect the Taxes of Buyer or the Acquired Subsidiaries with respect to any Post-Closing Tax Period. Such consent will not be unreasonably withheld.

                 (i) Audits Controlled by Buyer. Buyer will, at its own expense, have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand, and to represent and act for and on behalf of the Acquired Subsidiaries in connection with any such examination, investigation, audit or other proceeding of any Tax Return of Buyer or the Acquired Subsidiaries for Tax Periods ending after the Closing Date. In the event that any such examination, investigation, audit or other proceeding could affect Tax Returns of the Acquired Subsidiaries for Tax Periods ending on or before the Closing Date, Buyer will keep, and will cause the Acquired Subsidiaries to keep, Seller informed of the progress of any such proceedings and will consult, and will cause the Acquired Subsidiaries to consult, with Seller in good faith in connection therewith. Notwithstanding the first sentence of this Section 6.10(i), to the extent that Seller has indemnified Buyer and the Acquired Subsidiaries with respect to any such notice of deficiency, proposed adjustment or assertion or claim or demand herein, Buyer will not, and will not permit the Acquired Subsidiaries to, resolve, settle, compromise, or abandon any issue or claim without the prior written consent of Seller if such action would materially and adversely affect the Taxes of Seller for any Tax Period. Such consent will not be unreasonably withheld, and will not be necessary to the extent that Buyer notifies Seller that Buyer will forego any obligation of Seller to indemnify Buyer against the effects of any such settlement.

         Section 6.11 Sales and Transfer Taxes. Buyer will be responsible for and pay all sales and use Taxes, duties, and transfer fees applicable to the transactions contemplated herein.

         Section 6.12 Assignment of Contracts and Permits. Notwithstanding any other provision hereof, in connection with any Contract identified on
Section 3.12 of the Seller Disclosure Schedule or any permit, approval, license or authorization issued by a Governmental Entity (each a "Governmental Authorization") held by Seller or the Acquired Subsidiaries which relates exclusively to the Acquired Business and which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the prior approval or consent of the issuer thereof or the other party or parties thereto (collectively "Non-Assignable Rights"), Seller shall:

                 (a) apply for and use all reasonable efforts to obtain all consents or approvals contemplated by the Contracts or Governmental Authorizations, in form and substance satisfactory to Buyer;

                 (b) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits and burdens of such Non-Assignable Rights to Buyer, including holding any such Non-Assignable Rights in trust for Buyer or acting as agent for Buyer;

                 (c) enforce any rights of Seller arising from such Non-Assignable Rights against the issuer thereof or the other party or parties thereto;

                 (d) take all such actions and do, or cause to be done, all such things at the request of Buyer as shall reasonably be necessary and proper in order that the value of any Non-Assignable Rights shall be preserved and shall inure to the benefit of Buyer; and

                 (e) pay over to Buyer all monies or other assets collected by or paid to Seller in respect of such Non-Assignable Rights.

         Buyer shall reimburse Seller for all reasonably incurred payments, costs and expenses made, incurred or suffered in performing Seller's obligations as requested by Buyer under this Section 6.12. If Seller is unable to lawfully provide the benefit of any Governmental Authorization to Buyer, it shall not, at any time, use such Governmental Authorization for its own purposes or assign or provide the benefit of such Governmental Authorization to any other party.

         6.13 Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of, the occurrence or threatened occurrence of any fact or circumstance that would cause or constitute a material breach of any of its representations and warranties set forth herein, give notice thereof to the other party and shall use its reasonable efforts to prevent or remedy such breach.

         6.14 Indemnity Relating to Certain Litigation and Certain Benefits Liabilities. (a) Seller shall indemnify from and after the Closing Date (i) Buyer and its subsidiaries against all losses in connection with any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to the Company or any of its subsidiaries prior to the Closing Date ("Indemnifiable Claim") and (ii) any person who was an officer, director, partner or employee of the Company or any of its subsidiaries against all losses in connection with any Indemnifiable Claim.

                 (b) If a party entitled to be indemnified hereunder (an "Indemnified Party") shall receive notice of the assertion by a person who is not a party to this Agreement of an Indemnifiable Claim, such Indemnified Party shall give Seller prompt notice thereof after becoming aware of such Indemnifiable Claim; provided, however, that the failure of the Indemnified Party to give notice as provided in this Section 6.14(b) shall not relieve Seller of its obligations under Section 6.14(a), except to the extent that Seller is actually prejudiced by such failure to give notice. Such notice shall describe the Indemnifiable Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the loss sustained by Indemnified Party.

                 (c) Seller may elect to defend, at its own expense and by its own counsel, any Indemnifiable Claim. If Seller elects to defend an Indemnifiable Claim, it shall, within 30 days of notice of such Indemnifiable Claim (or sooner, if the nature of such Indemnifiable Claim so requires), notify the related Indemnified Party of its intent to do so and acknowledge its liability therefor, and such Indemnified Party shall cooperate in the defense of such Indemnifiable Claim. After notice from Seller to an Indemnified Party of its election to assume the defense of an

Indemnifiable Claim, Seller shall not be liable to such Indemnified Party under this Section 6.14 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that if, under applicable standards of professional conduct (as advised by counsel to Seller), a conflict on any significant issue between such Indemnified Party and Seller or between any two or more Indemnified Parties may exist in respect of such claim, then Seller shall pay the reasonable fees and expenses of one such additional counsel as may be required to be Acquired in light of such conflict. If Seller elects not to defend against an Indemnifiable Claim, or fails to notify an Indemnified Party of its election as provided in this Section 6.14 within the time period specified, such Indemnified Party may defend, compromise and settle such Indemnifiable Claim. Notwithstanding the foregoing, (i) neither Seller nor an Indemnified Party, as the party controlling the defense of an Indemnifiable Claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of the other; provided that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed, and (ii) Seller shall not consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, as the case may be, subject to such Indemnifiable Claim of a full and final release from all liability in respect of such claim or litigation.

                 (d) Notwithstanding any other provision of this Agreement to the contrary, and except with respect to Tax Losses (as defined below): (i) Seller will not be liable to any Indemnified Party for any Losses pursuant to this Section 6.14 or otherwise except to the extent that the aggregate amount of Losses indemnified thereunder exceeds $2,500,000; (ii) the total aggregate liability of Seller Losses that may arise under this Section 6.14 or otherwise will not exceed $50,000,000; and (iii) any claims for Losses pursuant to this
Section 6.14 or otherwise can only be made in respect of Indemnifiable Claims actually filed or commenced on or prior to eighteen months after the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, Seller's liability for Losses relating to Indemnifiable Claims for Taxes ("Tax Losses") shall be without limit in dollar amount (although still subject to
Section 6.14(d)(i)) and claims for Tax Losses pursuant hereto may be made at any time.

                 (e) Notwithstanding the foregoing provisions, Seller shall indemnify, from and after the Closing Date, Buyer or any of its Subsidiaries against any Indemnifiable Claim resulting directly from (i) claims by Employees under the Acquired Welfare Plans that were incurred but unpaid prior to the Closing Date, but only to the extent such claims exceed (A) the insurance coverage and trust assets available to cover such claims, plus (B) the amounts reserved on the Closing Balance Sheet with respect to such claims; and (ii) any claims by Employees resulting solely from (A) the failure of Seller to accelerate the exercisability of such Employees' outstanding options under the Company Stock Plans (as defined in the Merger Agreement) or (B) the lapse or cancellation of such options.

                                  ARTICLE VII

                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of the parties to effect the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or other public or private third party, the failure of which to obtain would have a material adverse effect on the Acquired Business as a whole or the ability of Buyer to own the Shares or the assets included in the Acquired Business or to operate the Acquired Business, shall have been filed, occurred or been obtained.

                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                 (c) HSR and FCC Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and the FCC Application shall have been approved by the FCC. As used herein, "FCC Approval" means action by the FCC or its staff granting consent to the transfer of control of the FCC Licenses to Buyer which, except as may be waived in writing by Buyer in its sole discretion, has not been reserved, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for reconsideration or appeal of sua sponte action of the FCC with comparable effect is pending; and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired; provided further that, the FCC Approval shall include grant of a waiver of Section 73.3555(c) of the rules, the one-to-a-market rule (if necessary under the rules then in effect), permitting common ownership of Station KENS-TV and KENS-AM.

                 (d) Termination of Merger Agreement. The Merger Agreement shall have been terminated in accordance with its terms.

         Section 7.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Buyer:

                 (a) Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer or the chief financial officer of Seller to such effect.

                 (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer or the chief financial officer of Seller to such effect.

                 (c) Working Capital at Closing. Buyer shall have received a certificate signed on behalf of Seller by the chief financial officer of Seller setting forth the estimated net working capital of the Acquired Business (which shall be calculated on a basis consistent with the provisions of Section 1.3) as of the Closing Date.

         Section 7.3 Conditions of Obligations of Seller. The obligation of Seller to effect the transactions contemplated herein is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by Seller:

                 (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and except as otherwise contemplated by this Agreement, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.

                 (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                 (a) by mutual consent of Buyer and Seller, it being understood that without limiting the generality of the foregoing, the consummation of the Merger shall constitute the mutual consent of Buyer and Seller to the termination of this Agreement;

                 (b) by either Buyer or Seller if the Closing shall not have been consummated before April 30, 1998 (unless the failure to so consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

                 (c) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) of this Agreement, as the case may be, would be incapable of being satisfied by April 30, 1998; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(c) if such willful breach shall not have been remedied within ten (10) days after receipt by Seller of written notice from Buyer specifying the nature of such willful breach and requesting that it be remedied;

                 (d) by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) of this Agreement, as the case may be, would be incapable of being satisfied by April 30, 1998; or provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(d) if such willful breach shall not have been remedied within ten (10) days after receipt by Buyer of written notice from Seller, specifying the nature of such willful breach and requesting that it be remedied; or

                 (e) automatically, without any action by either Buyer or Seller, at 12:01 a.m. Eastern Time on January 1, 1998, so long as the Merger Agreement has not been terminated.

         Section 8.2 Effect of Termination. In the event of a termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their affiliates or respective officers or directors; provided, however, that any such termination shall not relieve any party from liability for willful breach of this Agreement or from its obligations under the Confidentiality Agreement.

         Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by the respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

         Section 9.1 Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date. This
Section 9.1 shall not limit any other covenant or agreement of the parties set forth in this Agreement or in any instrument delivered pursuant to the terms hereof.

         Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by facsimile (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     if to Buyer, to

         The E. W. Scripps Company
         312 Walnut Street, 28th Floor
         Cincinnati, Ohio 45202
         Attn:  M. Denise Kuprionis, Secretary
         Facsimile:
         Confirmation:

         with a copy to

         Baker & Hostetler LLP
         3200 National City Center
         1900 East 9th Street
         Cleveland, Ohio 44114
         Attn:  William Appleton, Esq.
         Facsimile:
         Confirmation:

         Attn:
         Facsimile:
         Confirmation:

         and

         (b)     if to Seller, to

         Harte-Hanks Communications, Inc.
         200 Concord Plaza Drive
         San Antonio, Texas 78216
         Attn:  Donald R. Crews
         Facsimile:  210/829-9403
         Confirmation:  210/829-9000

         with a copy to

         Hughes & Luce, L.L.P.
         1717 Main Street, Suite 2800
         Dallas, Texas  75201
         Attn:  Alan J. Bogdanow
         Facsimile:  214/939-6100
         Confirmation:  214/939-5500

         Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being under stood that all parties need not sign the same counterpart.

         Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.6, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

         Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to any applicable conflicts-of-law principles.

         Section 9.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 9.8 Publicity. Except as otherwise required by law or the rules of the New York Stock Exchange, Inc., for so long as this Agreement is in effect and then with as much advance notice to the other party as is practicable under the circumstances, neither Seller nor Buyer shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 9.10 Further Assurances. Subject to the terms and conditions hereof, Seller and Buyer will, and will cause their respective Subsidiaries to, do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby.

         IN WITNESS WHEREOF, Buyer and Seller have caused this Acquisition Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 THE E. W. SCRIPPS COMPANY


                                 By:/s/ CRAIG C. STANDEN
                                    ------------------------------------------
                                      Name: Craig C. Standen
                                      Title: Senior Vice President,
                                             Corporate Development

                                 HARTE-HANKS COMMUNICATIONS, INC.


                                 By: /s/ DONALD R. CREWS
                                    ------------------------------------------
                                      Name: Donald R. Crews
                                      Title: Senior Vice President, Legal

                                          EXHIBIT A TO THE ACQUISITION AGREEMENT




                            NONCOMPETITION AGREEMENT

         This Noncompetition Agreement (this "Agreement"), dated as of ________________, 1997, is made by and among The E.W. Scripps Company, an Ohio corporation (the "Parent"), E.W.S. Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Parent (the "Sub"), Harte-Hanks Communications, Inc., a Delaware corporation (the "Company") and [NEWCO], a Delaware corporation and a wholly owned subsidiary of the Company ("Newco").


                                    RECITALS

         WHEREAS, the Parent, Sub and Company are parties to that certain Agreement and Plan of Merger and Reorganization dated as of May ___, 1997 (the "Merger Agreement") which, among other things, provides for the Merger of Sub with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation");

         WHEREAS, immediately prior to the Merger, pursuant to the terms of the Agreement and Plan of Distribution (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement), the Company will distribute certain businesses and operations to Newco which Parent is unwilling to acquire (the "Distribution"); and

         WHEREAS, the Distribution is one step in a series of transactions as a result of which (i) Parent will acquire the television and radio broadcasting and non-shopper newspaper publishing businesses of the Company and its Television and Newspaper Subsidiaries (the "TV/Newspaper Business") by merging the Sub with and into the Company, and (ii) Newco will acquire and conduct all other businesses previously conducted by the Company and its Subsidiaries.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                            NONCOMPETITION COVENANTS

         1.1 Noncompetition Covenants. Newco acknowledges that (i) it, on its own and through the Company and its Subsidiaries and their respective officers, employees and other representatives, has specialized knowledge and experience in the operation of television and radio broadcasting stations and non-shopper newspaper publishing businesses (the "Restricted Business"), (ii) its reputation and contacts within the Restricted Business and those of the Company and its Subsidiaries are considered of great value to Parent and the Company, and (iii) if such knowledge, experience, reputation or contacts were used to compete with Parent and the

Surviving Corporation, serious harm to Parent and the Surviving Corporation could result. Thus, Newco agrees that, for a period of five (5) years after the Closing Date, neither it nor any of its Subsidiaries shall, directly or indirectly, on its own behalf or in the service or on behalf of others:

         (1) actively solicit for employment (including as an independent contractor but excluding general solicitations of employment), interfere with or endeavor to entice away any person who at any time on or after May ___, 1997, was an officer or employee of the Company or any of its Subsidiaries engaged on behalf of the Company in the TV/Newspaper Business and whom the Parent or the Surviving Corporation employs effective upon the Closing;

         (2) own, manage, operate, finance, join, control, participate or assist in the ownership, management, operation, financing or control of, or be connected as a stockholder, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in the Restricted Business in the Restricted Area (a "Restricted Party"); or

         (3) use or permit the Company's or Newco's name to be used in connection with any business or enterprise engaged in the Restricted Business in the Restricted Area; provided, however, that the provisions of this Section
1.1 shall not be construed to prohibit (i) the ownership by Newco or any Subsidiary of Newco, as a passive investor, of not more than 5% of any class of securities registered pursuant to the Exchange Act of any corporation which is engaged in the Restricted Business, or passive investments in partnerships or joint ventures representing not more than 5% of any class of any equity interests therein or (ii) Newco or its Subsidiaries from having a Restricted Party as an investor in any business, other than a Restricted Business, in which Newco or its Subsidiaries own an interest. For purposes hereof, the term "Restricted Area" means the geographic areas served by the TV/Newspaper Business at the date hereof.

         1.2 Reasonableness of Covenants, etc. In the event that the provisions of Section 1.1 should ever be adjudicated to exceed the time, geographic or service limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or service limitations permitted by applicable law. Newco agrees that its covenants set forth in Section 1.1 (the "Noncompetition Covenants") are appropriate and reasonable when considered in light of the nature and extent of the Restricted Business and the transactions contemplated in connection with the Merger Agreement, including, without limitation, the distribution of certain businesses and operations to Newco by the Company pursuant to the Agreement and Plan of Distribution. Without limiting the generality of the foregoing, Newco specifically agrees that prohibitions on the active solicitation, interference or enticement of officers, directors, employees or agents of the Parent or any of its Subsidiaries, as set forth in Section 1.1, are appropriate and reasonable in all respects. Newco agrees that the Noncompetition Covenants are of the essence of this Agreement and the Merger Agreement, that each such Noncompetition Covenant is reasonable and necessary to protect and preserve the interests and properties of the Parent and its Subsidiaries and the Restricted Business of the Parent and its Subsidiaries; that irreparable loss and damage will be suffered by the Parent should Newco or any of its Subsidiaries breach any such Noncompetition Covenant; that each of such covenants is separate, distinct and severable not only from the other of such covenants but also from the other and remaining provisions of this Agreement and the Merger Agreement; that the unenforceability of all or any of the Noncompetition Covenants shall not affect the validity or enforceability of any other such covenants; that, in addition to other remedies available to it, the Parent shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Newco of any of the Noncompetition Covenants, and that Newco hereby waives any requirements for the posting of a bond or any other security by the Parent in connection therewith.

         1.3 Specific Performance; Other Remedies. Newco recognizes that the Noncompetition Covenants are unique and, accordingly, the Parent shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights under Section 1.1 by actions for injunctive relief and specific performance to the extent permitted by law.


                                   ARTICLE 2

                                 MISCELLANEOUS

         2.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the specific subject matter thereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the specific subject matter hereof.

         2.2 Governing Law. This Agreement shall governed by and construed in accordance with the laws of the State of Ohio regardless of conflict of law principles.

         2.3 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         2.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivery by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to the Parent or the Company:

                 The E.W. Scripps Company
                 312 Walnut Street, 28th Floor
                 Cincinnati, Ohio 45202
                 Attention:   M. Denise Kuprionis, Secretary
         with a copy to:

                 Baker & Hostetler LLP
                 3200 National City Center
                 1900 East 9th Street
                 Cleveland, Ohio 44114
                 Attention:   William Appleton, Esq.

         if to Newco:

                 c/o [Newco]
                 200 Concord Plaza Drive
                 San Antonio, Texas  78216
                 Attn: Donald R. Crews


         with a copy to:

                 Hughes & Luce, L.L.P.
                 1717 Main Street, Suite 2800
                 Dallas, Texas  75201
                 Attn: Alan J. Bogdanow

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

         2.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 2.7 and 2.8 (which are intended to be for the benefit of the Persons provided for therein, and may be enforced by such Persons).

         2.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         2.7 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

         2.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, including the Company as the surviving corporation in the Merger. This Agreement may not be assigned by any party hereto.

         2.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         2.10 Legal Fees; Costs. If any party hereto institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

         2.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                        THE E. W. SCRIPPS COMPANY



                                        By:
                                           ------------------------------------
                                                Name:
                                                Title:



                                        E.W.S. ACQUISITION CORP.



                                        By:
                                           ------------------------------------
                                                Name:
                                                Title:

                                        HARTE-HANKS COMMUNICATIONS, INC.



                                        By:
                                           ------------------------------------
                                                Name:
                                                Title:


                                        [NEWCO]



                                        By:
                                           ------------------------------------
                                                Name:
                                                Title:

                                             EXHIBIT B TO ACQUISITION AGREEMENT


KPMG
The Global Leader





                             HARTE HANKS TELEVISION

                              FINANCIAL STATEMENTS

                      [KPMG PEAT MARWICK LLP LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Harte-Hanks Communications, Inc.:


We have audited the accompanying balance sheets of Harte-Hanks Television as of December 31, 1996 and 1995, and the related statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of Harte-Hanks Communications, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared on the basis of presentation described in note A, and include the assets, liabilities, revenues and expenses of Harte-Hanks Television.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harte-Hanks Television as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, pursuant to the basis of presentation described in note A, in conformity with generally accepted accounting principles.



                                        /s/ KPMG PEAT MARWICK LLP
San Antonio, Texas
April 14, 1997

HARTE-HANKS TELEVISION
BALANCE SHEETS

--------------------------------------------------------------------------------
                                                                 DECEMBER 31,
IN THOUSANDS                                                  1996          1995
--------------------------------------------------------------------------------
ASSETS
Current assets
    Cash                                                  $    228       $   338
    Accounts receivable (less allowance for doubtful
        accounts of $67 in 1996 and $47 in 1995)             5,146         5,208
    Inventory                                                   29            30
    Prepaid expense                                            261           237
    Film contracts                                           1,517         1,203
    Other current assets                                       188           191
                                                          --------       -------
        Total current assets                                 7,369         7,207
                                                          --------       -------
Property, plant and equipment
    Land                                                       354           354
    Buildings and improvements                               6,169         6,169
    Equipment and furniture                                 11,701        10,939
                                                          --------       -------
                                                            18,224        17,462
    Less accumulated depreciation                           10,621         9,537
                                                          --------       -------
                                                             7,603         7,925
    Construction and equipment installations in progress        67             0
                                                          --------       -------
        Net property, plant and equipment                    7,670         7,925
                                                          --------       -------
Intangible and other assets
    Goodwill (less accumulated amortization
       of $21,481 in 1996 and $19,733 in 1995)              48,575        50,323
    Receivable from Harte-Hanks Communications, Inc.        34,251        27,665
    Film contracts                                           2,187         1,275
    Other assets                                               232           176
                                                          --------       -------
        Total intangible and other assets                   85,245        79,439
                                                          --------       -------
        Total assets                                      $100,284       $94,571
                                                          ========       =======

LIABILITIES AND EQUITY
Current liabilities
    Accounts payable                                          $685          $632
    Accrued payroll and related expenses                       727           653
    Film contract payable                                    1,581         1,145
    Other current liabilities                                   37           369
                                                          --------       -------
        Total current liabilities                            3,030         2,799
                                                          --------       -------
Film contract payable                                        1,488           985
Deferred income tax liability                                1,841         1,780
Other long term liabilities                                    489           532
                                                          --------       -------
        Total liabilities                                    6,848         6,096
                                                          --------       -------
Equity                                                      93,436        88,475
                                                          --------       -------
        Total liabilities and equity                      $100,284       $94,571
                                                          ========       =======




See Notes to Financial Statements

HARTE-HANKS TELEVISION
STATEMENTS OF OPERATIONS


------------------------------------------------------------------------------------------------------------
                                                                                   YEAR ENDED DECEMBER 31,
IN THOUSANDS                                           1996                      1995                   1994
------------------------------------------------------------------------------------------------------------
Revenues                                            $26,100                   $25,132                $28,629
                                                    -------                   -------                -------
Operating expenses
    Payroll                                           8,361                     8,008                  8,624
    Production and distribution                       1,739                     2,040                  2,864
    Advertising, selling, general
         and administrative                           2,880                     2,848                  2,800
    Depreciation                                      1,044                     1,066                  1,041
    Film amortization                                 1,347                     2,224                  2,746
    Goodwill amortization                             1,748                     1,748                  1,748
                                                    -------                   -------                -------
                                                     17,119                    17,934                 19,823
                                                    -------                   -------                -------
Operating income                                      8,981                     7,198                  8,806
Other expenses (income)
    Interest expense                                     20                        26                     26
    Other, net                                            -                      (85)                      -
                                                    -------                   -------                -------
                                                         20                      (59)                     26
                                                    -------                   -------                -------
Income before income taxes                            8,961                     7,257                  8,780
Income tax expense                                    4,000                     3,366                  3,954
                                                    -------                   -------                -------
Net income                                          $ 4,961                   $ 3,891                $ 4,826
                                                    =======                   =======                =======



See Notes to Financial Statements

HARTE-HANKS TELEVISION
STATEMENTS OF CASH FLOWS


------------------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
IN THOUSANDS                                           1996                     1995                    1994
------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
    Net income                                       $4,961                    $3,891                $ 4,826
    Adjustments to reconcile net income
         to net cash provided by operating
         activities:
             Depreciation                             1,044                     1,066                  1,041
             Goodwill amortization                    1,748                     1,748                  1,748
             Amortization of option related
             compensation                                93                       163                    131
             Film amortization                        1,347                     2,224                  2,746
             Deferred income taxes                       37                        42                    (10)
             Other, net                                   -                       (85)                     -

Changes in operating assets and liabilities:
         Decrease in accounts receivable, net            62                       677                     52
         Decrease (increase) in inventory                 1                         6                     (6)
         Decrease (increase) in prepaid expenses
             and other current assets                    61                       (59)                    99
         Increase (decrease) in accounts payable         53                      (324)                   329
         (Decrease) in other accrued expenses
             and other liabilities                     (312)                     (291)                  (100)
         Other, net                                    (258)                     (114)                    15
                                                     ------                    ------                -------
    Net cash provided by operating activities        $8,837                    $8,944                $10,871
                                                     ------                    ------                -------

Cash Flows from Investing Activities
    Purchases of property, plant and
         equipment                                     (789)                   (1,060)                  (883)
    Proceeds from the sale of property,
         plant and equipment                              -                       123                    142
    Payments on film contracts                       (1,572)                   (1,817)                (2,123)
                                                     ------                    ------                 ------
    Net cash (used in) investing activities          (2,361)                   (2,754)                (2,864)
                                                     ------                    ------                 ------

Cash Flows from Financing Activities
    Distributions to Harte-Hanks Communications, Inc.
         including payments for income taxes         (6,586)                   (6,406)                (7,874)
                                                     ------                    ------                 ------

Net increase (decrease) in cash                        (110)                     (216)                   133
Cash at beginning of period                             338                       554                    421
                                                     ------                    ------                -------
Cash at end of period                                $  228                    $  338                $   554
                                                     ======                    ======                =======

                             Harte-Hanks Television

                         Notes to Financial Statements



NOTE A -- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying financial statements present the financial position of Harte-Hanks Television (the "Company"). The financial statements exclude all assets, liabilities, revenues and expenses of Harte-Hanks Communications, Inc. and its subsidiaries other than assets, liabilities, revenues and expenses of its television business.

The financial statements have been prepared as if the television business had operated as an independent, stand alone entity for all periods presented. Except as described below, such financial statements have been prepared using the historical basis of accounting and include the assets, liabilities, revenues, expenses and income taxes of Harte-Hanks' television business. These financial statements do not include any liabilities or disclosure related to the Company's employee benefit plans other than as disclosed in note C. However, the cost of all employee benefit plans which relate to employees of Harte-Hanks Television is included in these financial statements. Direct expenses incurred by Harte- Hanks Communications, Inc. on behalf of the Company are identified and allocated to the Company based on the actual costs incurred. Any remaining indirect expenses incurred by Harte-Hanks Communications, Inc. have not been allocated to the Company because they have been insignificant. Management believes that this method of allocation is reasonable and that such costs would not be materially different if they had been incurred with unaffiliated third parties.

Certain prior year amounts have been reclassified for comparative purposes.

TELEVISION REVENUES
Television revenues are presented net of advertising agency commissions.

INVENTORY
Inventory, consisting primarily of film and television tubes, is stated at the lower of cost (first-in, first-out method) or market.







                                      1
                                                                    (Continued)

                             Harte-Hanks Television

                         Notes to Financial Statements


PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated on the basis of cost. Depreciation of buildings and equipment is computed generally on the straight-line method at rates calculated to amortize the cost of the assets over their useful lives. The general ranges of estimated useful lives are:

    Buildings and improvements                                10 to 40 years
    Equipment and furniture                                    4 to 20 years

GOODWILL
Goodwill is stated on the basis of cost, adjusted as discussed below, and is amortized on a straight-line basis over 40- year periods.

The Company assesses the recoverability of its goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future cash flows over the remaining amortization period. If projected undiscounted future cash flows indicate that unamortized goodwill and the net book value of long-lived assets will not be recovered, net goodwill is adjusted to an amount consistent with projected discounted future cash flows. Cash flow projections are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

FILM CONTRACTS
Film contract rights represent agreements with film syndicators for television program material. The capitalized costs of film rights and related liabilities are recorded when the licensed period begins and the film rights are available for use. The cost is amortized over the expected number of telecasts. The portions of the cost to be amortized within one year and after one year are reflected in the consolidated balance sheets as current and noncurrent assets, respectively. The payments under these contracts due within one year and after one year are classified as current and noncurrent liabilities.

INCOME TAXES
Income taxes are calculated using the asset and liability method required by Statement of Financial Accounting Standards ("SFAS") No. 109. Deferred income taxes are recognized for the tax consequences resulting from "temporary differences" by applying enacted statutory tax rates applicable to future years. These "temporary differences" are associated with differences between the financial and the tax basis of existing assets and liabilities. Under SFAS No. 109, a statutory change in tax rates will be recognized immediately in deferred taxes and income.

                                                                    (Continued)

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - INCOME TAXES

The components of income tax expense are as follows:


-----------------------------------------------------------------------------------------------------------
                                                                       YEAR ENDED DECEMBER 31,
IN THOUSANDS                                           1996                    1995                    1994
-----------------------------------------------------------------------------------------------------------
Current
    Federal                                          $3,607                    $3,025                $3,580
    State and local                                     356                       299                   384
                                                     ------                    ------                ------
         Total current                               $3,963                    $3,324                $3,964
                                                     ======                    ======                ======
Deferred
    Federal                                          $   33                    $   37                $   (9)
    State and local                                       4                         5                    (1)
                                                     ------                    ------                ------
         Total deferred                              $   37                    $   42                $  (10)
                                                     ======                    ======                ======

The differences between total income tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes were as follows:


-----------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
IN THOUSANDS                                   1996                    1995                      1994
-----------------------------------------------------------------------------------------------------------
Computed expected
    income tax
    expense                                   $3,136    35%           $2,650       35%          $3,073   35%
Effect of goodwill
    amortization                                 605     7%              605        8%             605    7%
Net effect of state
    income taxes                                 234     3%              198        3%             249    3%
Other net                                         25     -                23        -               27    -
Income tax expense                            --------------------------------------------------------------
    for the period                            $4,000    45%     $     $3,366       46%          $3,954   45%
                                              ==============================================================

                                                                     (Continued)

                            Harte-Hanks Television

                        Notes to Financial Statements


The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:


--------------------------------------------------------------------------------
                                                             DECEMBER 31,
IN THOUSANDS                                           1996                 1995
--------------------------------------------------------------------------------
Deferred tax assets:
    Accrued vacation pay                           $   109               $    99
    Accrued stock option liability                     167                   157
    Accounts receivable, net                            23                    16
                                                   -------               -------
         Total gross deferred tax assets               299                   272
                                                   -------               -------

Deferred tax liabilities:
    Property, plant and equipment                   (1,805)              $(1,756)
    State income tax                                  (123)                 (120)
    Other, net                                         (36)                  (24)
                                                   -------               -------
         Total gross deferred tax liabilities       (1,964)                1,900)
                                                   -------               -------
         Net deferred tax liability                $(1,665)              $ 1,628)
                                                   =======               =======

The net deferred tax liability is recorded both as a current deferred income tax benefit and as other long term liabilities based upon the classification of the related temporary difference. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, recoverable taxes paid, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income, the reversal of existing deferred tax liabilities and projections for future taxable income over the periods which the deferred tax assets are deductible at December 31, 1996, management believes it is more likely than not the Company will realize the benefits of these deductible differences.







                                      4
                                                                     (Continued)

                             Harte-Hanks Television

                         Notes to Financial Statements


NOTE C -- EMPLOYEE BENEFIT PLANS

Harte-Hanks Communications, Inc. maintains a defined benefit pension plan for which most of Harte-Hanks Television employees are eligible. Benefits are based on years of service and the employeeGs compensation for the five highest consecutive years of salary during the last ten years of service. Benefits vest to the participants upon completion of five years of service or upon reaching age 65, whichever is earlier. Harte-HanksG policy is to accrue as expense an amount computed by its actuary and to fund at least the minimum amount required by ERISA.

In 1994, the Harte-Hanks Communications, Inc. adopted a non-qualified, supplemental pension plan covering certain Harte- Hanks Television employees, which provides for incremental pension payments so that total pension payments equal amounts that would have been payable from the principal pension plan if it were not for limitations imposed by income tax regulation.

In determining the 1996, 1995 and 1994 actuarial present value of benefit obligations, discount rates of 73/4%, 71/4% and 8% were used, respectively. The assumed annual rate of increase in future compensation levels was 4%, and the expected long term rate of return on plan assets was 10%. Pension expense for the years ended December 31, 1996, 1995 and 1994 was $183, $176 and $201, respectively.

Harte-Hanks Communications, Inc. also sponsors a 401(k) plan which provides employees of Harte-Hanks Television with additional income upon retirement.
The Company matches a portion of employees' voluntary before-tax contributions. Employees are fully vested in their own contributions and vest in the Company's matching contributions upon three years of service. Contributions made during the years ended December 31, 1996, 1995 and 1994 were $36, $40 and $42, respectively.

The 1994 Harte-Hanks Communications, Inc. Employee Stock Purchase Plan provides for a total of 450,000 shares to be sold to participating employees at all Harte-Hanks subsidiaries at 85% of the fair market value at specified quarterly investment dates. At December 31, 1996, 1995 and 1994, Harte-Hanks Television had $21, $18 and $17, respectively recorded as a liability for amounts withheld by the Company to be used for the purchase of Harte-Hanks Communications, Inc. shares in the subsequent January.

All costs related to the above described plans are recorded in the Harte-Hanks Television financial statements to the extent that these costs relate to the employees of Harte-Hanks Television.

                                                                     (Continued)

                             Harte-Hanks Television

                         Notes to Financial Statements


NOTE D -- EQUITY

A summary of changes in equity is as follows:


                                       --------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                1996                1995                  1994
                                       --------------------------------------------------------
Beginning balance                              $88,475              $84,584             $79,758
Net earnings                                     4,961                3,891               4,826
                                               -------              -------             -------

Ending balance                                 $93,436              $88,475             $84,584
                                               =======              =======             =======


NOTE E -- STOCK OPTION PLANS

1984 PLAN
In 1984, Harte-Hanks Communications, Inc. adopted a Stock Option Plan ("1984 Plan") pursuant to which it issued to officers and key employees options to purchase shares of common stock at prices equal to the market price on the grant date. Market price was determined by the Board of Directors for purposes of granting stock options and making repurchase offers. Options granted under the 1984 Plan become exercisable five years after date of grant. At December 31, 1996, 1995 and 1994, options held by employees of Harte-Hanks Television to purchase 37,500 shares, 37,500 shares and 52,500 shares, respectively, were outstanding under the 1984 Plan, with exercise prices ranging from $3.33 to $6.67 per share. No additional options will be granted under the 1984 Plan.

1991 PLAN
Harte-Hanks Communications, Inc. adopted the 1991 Stock Option Plan ("1991 Plan") pursuant to which it may issue to officers and key employees options to purchase up to 3,000,000 shares of common stock. Options have been granted to certain employees of the Company at prices equal to the market price on the grant date ("market price options") and at prices below market price ("performance options"). As of December 31, 1996, 1995 and 1994, market price options, held by employees of Harte-Hanks Television, to purchase 175,000 shares, 159,750 shares and 132,750 shares, respectively, were outstanding with exercise prices ranging from $6.67 to $20.50 per share.
Mark price options become exercisable after the fifth anniversary of their date of grant.







                                      6
                                                                     (Continued)

                             Harte-Hanks Television

                         Notes to Financial Statements


At December 31, 1996, 1995 and 1994 performance options held by employees of Harte-Hanks Television to purchase 49,200 shares, 52,200 shares and 45,450 shares, respectively, were outstanding with exercise prices ranging from $0.67 to $2.00 per share. The performance options become exercisable after the third anniversary of their date of grant, and the extent to which they become exercisable at that time depends upon the extent to which Harte-Hanks Communications, Inc. achieves certain goals which are established at the time the options are granted. That portion of the performance options which does not become exercisable on the third anniversary of the date of grant becomes exercisable after the ninth anniversary of the date of grant. Compensation expense of $93, $163 and $131 was recognized by Harte-Hanks Television for the performance options held by employees of Harte-Hanks Television for the years ended December 31, 1996, 1995 and 1994, respectively.

The following summarizes stock option plans activity:


---------------------------------------------------------------------------------
                                                       Number    Weighted Average
                                                     of Shares     Option Price
---------------------------------------------------------------------------------

Options outstanding
    at January 1, 1994                                  236,250           $5 .24
    Granted                                              23,700            9 .91
    Exercised                                           (29,250)           4 .49
                                                        -------

Options outstanding
    at December 31, 1994                                230,700            5 .82
    Granted                                              33,750            10.40
    Exercised                                           (15,000)            5.00
                                                        -------

Options outstanding
    at December 31, 1995                                249,450             6.49
    Granted                                              22,500            18.03
    Exercised                                            (5,250)            0.67
    Cancelled                                            (5,000)           11.78
                                                        -------
OPTIONS OUTSTANDING AT
    DECEMBER 31, 1996                                   261,700            7 .50
                                                        =======

EXERCISABLE AT
    DECEMBER 31, 1996                                   102,000            4 .55
                                                        =======

                             Harte-Hanks Television

                         Notes to Financial Statements

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123,"Accounting For Stock-Based Compensation." Accordingly, no compensation expense has been recognized for options granted where the exercise price is equal to the market price of the underlying stock at the date of grant. The Company does recognize compensation expense for options whose market price of the underlying stock exceeds the exercise price on the date of grant under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted under SFAS No. 123.

Had compensation expense for the Company's options been determined based on the fair value at the grant date for awards in 1996 and 1995, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below.


-----------------------------------------------------------------
                                          YEAR ENDED DECEMBER 31,
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS    1996              1995
-----------------------------------------------------------------
    Net income - as reported             $4,961            $3,891
    Net income - proforma                 4,925             3,877


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995:

-----------------------------------------------------------------
                                          YEAR ENDED DECEMBER 31,
                                          1996              1995
-----------------------------------------------------------------
    Expected dividends yield              0.3%              0.3%
    Expected stock price volatility      22.1%             21.3%
    Risk-free interest rate               6.4%              6.4%
    Expected life of options            3-10 years       3-10 years


The weighted-average fair value of market price options granted during 1996 and 1995 was $7.00 and $5.52, respectively. The weighted-average fair value and exercise price of performance options was $14.35 and $1.11 in 1996, and $12.15 and $0.67 in 1995, respectively.

NOTE F -- FAIR VALUE OF FINANCIAL INSTRUMENTS
Because of their maturities and/or interest rates, the Company's financial instruments have a fair value approximating their carrying value. These instruments include accounts receivable, trade and film payables, and miscellaneous notes receivable and payable.

                                                                     (Continued)

                            Harte-Hanks Television


                        Notes to Financial Statements


NOTE G -- COMMITMENTS AND CONTINGENCIES
The Company has pending claims incurred in the normal course of business which, in the opinion of management, and legal counsel, can be disposed of without material effect on the accompanying financial statements.

NOTE H -- LEASES
The Company leases certain real estate and equipment under various operating leases. Most of the leases contain renewal options for varying periods of time. the total rent expense under all operating leases was $320, $307 and $302 for the years ended December 31, 1996, 1995 and 1994, respectively.

The future minimum rental commitments for all non-cancelable operating leases with terms in excess of one year as of December 31, 1996 are as follows:


In thousands
-------------------------------------------
1997                                   $140
1998                                     78
1999                                     26
2000                                      6
-------------------------------------------
    Total                              $250
-------------------------------------------


                                      9
                                                                     (Continued)

                                             EXHIBIT C TO ACQUISITION AGREEMENT


                             HARTE HANKS NEWSPAPERS

                              FINANCIAL STATEMENTS

                      [KPMG PEAT MARWICK LLP LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Harte-Hanks Communications, Inc.:


We have audited the accompanying balance sheets of Harte-Hanks Newspapers as of December 31, 1996 and 1995, and the related statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of Harte-Hanks Communications, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared on the basis of presentation described in note A, and include the assets, liabilities, revenues and expenses of Harte-Hanks Newspapers.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harte-Hanks Newspapers as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, pursuant to the basis of presentation described in note A, in conformity with generally accepted accounting principles.


                                           /s/ KPMG Peat Marwick LLP

San Antonio, Texas
April 14, 1997

HARTE-HANKS NEWSPAPERS
BALANCE SHEETS


                                                                   DECEMBER 31,
IN THOUSANDS                                                  1996           1995
                                                           -----------   -----------
ASSETS
Current assets
   Cash                                                    $     2,498   $     1,257
Accounts receivable (less allowance for doubtful
         accounts of $808 in 1996 and $776 in 1995)             14,903        13,679
Inventory                                                        4,679         8,698
Prepaid expense                                                    852           628
Other current assets                                             1,391         1,402
                                                           -----------   -----------
              Total current assets                              24,323        25,664
                                                           -----------   -----------
Property, plant and equipment
   Land                                                          4,381         4,381
Buildings and improvements                                      18,640        18,341
Equipment and furniture                                         51,496        52,124
                                                           -----------   -----------
                                                                74,517        74,846
Less accumulated depreciation                                   41,664        40,728
                                                           -----------   -----------
                                                                32,853        34,118
Construction and equipment installations in progress               170           243
                                                           -----------   -----------
              Net property, plant and equipment                 33,023        34,361
                                                           -----------   -----------
Intangible and other assets
Goodwill (less accumulated amortization
         of $58,746 in 1996 and $54,109 in 1995)               128,661       133,298
Receivable from Harte-Hanks Communications, Inc.               122,980        99,204
Other assets                                                        79            56
                                                           -----------   -----------
              Total intangible and other assets                251,720       232,558
                                                           -----------   -----------
              Total assets                                 $   309,066   $   292,583
                                                           ===========   ===========

LIABILITIES AND  EQUITY
Accounts payable                                           $     2,532   $     2,861
Accrued payroll and related expenses                             3,590         3,456
Customer deposits                                                3,567         3,667
Other current liabilities                                        1,874         1,760
                                                           -----------   -----------
              Total current liabilities                         11,563        11,744
                                                           -----------   -----------
Deferred income tax liability                                    5,546         5,315
Other long term liabilities                                      1,083           931
                                                           -----------   -----------
              Total liabilities                                 18,192        17,990
                                                           -----------   -----------

Equity                                                         290,874       274,593
                                                           -----------   -----------
              Total liabilities and equity                 $   309,066   $   292,583
                                                           ===========   ===========



See Notes to Financial Statements

HARTE-HANKS NEWSPAPERS
STATEMENTS OF OPERATIONS


                                          YEAR ENDED DECEMBER 31,
IN THOUSANDS                            1996         1995        1994
                                     ---------    ---------   ---------
Revenues                             $ 124,313    $ 117,744   $ 110,949
                                     ---------    ---------   ---------
Operating expenses
     Payroll                            41,023       40,547      40,800
     Production and distribution        32,170       29,091      24,852
     Advertising, selling, general
         and administrative             13,302       12,684      12,520
     Depreciation                        3,927        3,735       3,438
     Goodwill amortization               4,637        4,637       4,637
                                     ---------    ---------   ---------
                                        95,059       90,694      86,247
                                     ---------    ---------   ---------
Operating income                        29,254       27,050      24,702
Other expenses (income)                    (32)         116         192
                                     ---------    ---------   ---------

Income before income taxes              29,286       26,934      24,510
Income tax expense                      13,005       12,091      11,160
                                     ---------    ---------   ---------
Net income                           $  16,281    $  14,843   $  13,350
                                     =========    =========   =========


See Notes to Financial Statements

HARTE-HANKS NEWSPAPERS
STATEMENTS OF CASH FLOWS


                                                       YEAR ENDED DECEMBER 31,
IN THOUSANDS                                         1996        1995        1994
                                                   --------    --------    --------
Cash Flows from Operating Activities
     Net income                                    $ 16,281    $ 14,843    $ 13,350
     Adjustments to reconcile net income
         to net cash provided by operating
         activities:
              Depreciation                            3,927       3,735       3,438
              Goodwill amortization                   4,637       4,637       4,637
              Amortization of option related
              compensation                              217         274         315
              Deferred income taxes                     211         346        (201)
              Other, net                                (55)        116         192

Changes in operating assets and liabilities:
         Increase in accounts receivable, net        (1,224)       (473)     (1,177)
         Decrease (increase) in inventory             4,019      (2,908)     (3,155)
         Decrease (increase) in prepaid expenses
              and other current assets                 (173)       (149)        222
         Increase (decrease) in accounts payable       (330)        (44)        446
         Increase in other accrued expenses and
              other liabilities                         128         643         589
         Other, net                                     (65)       (341)       (158)
                                                   --------    --------    --------
     Net cash provided by operating activities       27,573      20,679      18,498
                                                   --------    --------    --------

Cash Flows from Investing Activities
     Purchases of property, plant and
         equipment                                   (2,826)     (3,544)     (4,258)
     Proceeds from the sale of property,
         plant and equipment                            270         187         193
                                                   --------    --------    --------
     Net cash (used in) investing activities         (2,556)     (3,357)     (4,065)
                                                   --------    --------    --------

Cash Flows from Financing Activities
     Distributions to Harte-Hanks
         Communications, Inc., including
         payments for income taxes                  (23,776)    (17,007)    (14,308)
                                                   --------    --------    --------

Net increase in cash                                  1,241         315         125
Cash at beginning of period                           1,257         942         817
                                                   --------    --------    --------
Cash at end of period                              $  2,498    $  1,257    $    942
                                                   ========    ========    ========


See Notes to Financial Statements

                             Harte-Hanks Newspapers

                         Notes to Financial Statements


NOTE A -- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements present the financial position of Harte-Hanks Newspapers (the "Company"). The financial statements exclude all assets, liabilities, revenues and expenses of Harte-Hanks Communications, Inc. and its subsidiaries other than assets, liabilities, revenues and expenses of its newspapers business.

The financial statements have been prepared as if the newspapers business had operated as an independent, stand alone entity for all periods presented. Except as described below, such financial statements have been prepared using the historical basis of accounting and include the assets, liabilities, revenues, expenses and income taxes of Harte-Hanks' newspapers business.

In March 1995, Harte-Hanks Communications, Inc. sold its suburban Boston community newspapers. As these newspapers ceased to be a part of Harte-Hanks Newspapers in 1995, their assets, liabilities, revenues and expenses have been excluded from these financial statements. In addition, all related gain on divestiture as well as tax assets/liabilities which resulted from this transaction, have been excluded from these financial statements for all years presented.

These financial statements do not include any liabilities or disclosure related to the Company's employee benefit plans other than as disclosed in note C. However, the cost of all employee benefit plans which relate to employees of Harte-Hanks Newspapers is included in these financial statements. Intercompany balances and transactions have been eliminated. Direct expenses incurred by Harte-Hanks Communications, Inc. on behalf of the Company are identified and allocated to the Company based on the actual costs incurred. Any remaining indirect expenses incurred by Harte-Hanks Communications, Inc. have not been allocated to the Company because they have been insignificant. Management believes that this method of allocation is reasonable and that such costs would not be materially different if they had been incurred with unaffiliated third parties.

Certain prior year amounts have been reclassified for comparative purposes.

INVENTORY

Inventory, consisting primarily of newsprint and other operating supplies, is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated on the basis of cost. Depreciation of buildings and equipment is computed generally on the straight-line method at rates calculated to amortize the cost of the assets over their useful lives. The general ranges of estimated useful lives are:

     Buildings and improvements                            10 to 40 years
     Equipment and furniture                                4 to 20 years

GOODWILL

Goodwill is stated on the basis of cost, adjusted as discussed below, and is amortized on a straight-line basis over 40-year periods.

For each of its investments, the Company assesses the recoverability of its goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future cash flows over the remaining amortization period. If projected undiscounted future cash flows indicate that unamortized goodwill and the net book value of long-lived assets will not be recovered, net goodwill is adjusted to an amount consistent with projected discounted future cash flows. Cash flow projections are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

INCOME TAXES

Income taxes are calculated using the asset and liability method required by Statement of Financial Accounting Standards ("SFAS") No. 109. Deferred income taxes are recognized for the tax consequences resulting from "temporary differences" by applying enacted statutory tax rates applicable to future years. These "temporary differences" are associated with differences between the financial and the tax basis of existing assets and liabilities. Under SFAS No. 109, a statutory change in tax rates will be recognized immediately in deferred taxes and income.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - INCOME TAXES

The components of income tax expense are as follows:

                               YEAR ENDED DECEMBER 31,
IN THOUSANDS                 1996        1995        1994
                          ---------   ---------   ---------
Current
     Federal              $  11,254   $  10,324   $  10,003
     State and local          1,540       1,421       1,357
                          ---------   ---------   ---------
         Total current    $  12,794   $  11,745   $  11,360
                          =========   =========   =========
Deferred
     Federal              $     188   $     307   $    (178)
     State and local             23          39         (22)
                          ---------   ---------   ---------
         Total deferred   $     211   $     346   $    (200)
                          =========   =========   =========

The differences between total income tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes were as follows:


                                             YEAR ENDED DECEMBER 31,
IN THOUSANDS                          1996            1995           1994
                                    -------         -------         -------
Computed expected income tax
     expense                        $10,251   35%   $ 9,427   35%   $ 8,579   35%
Effect of goodwill amortization       1,622    6%     1,622    6%     1,622    7%
Net effect of state income taxes      1,016    3%       949    4%       867    4%
Other, net                              116   --         93   --         92   --
                                    -------   --    -------   --    -------   --

Income tax expense for the period   $13,005   44%   $12,091   45%   $11,160   46%
                                    =======   ==    =======   ==    =======   ==

                            Harte-Hanks Newspapers

                         Notes to Financial Statements


The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:


                                                     DECEMBER 31,
IN THOUSANDS                                      1996         1995
                                                ---------    ---------
Deferred tax assets:
     Accrued vacation pay                       $     472    $     503
     Accrued stock option liability                   371          326
     Accounts receivable, net                         283          272
     Other, net                                        18            9
                                                ---------    ---------
         Total gross deferred tax assets            1,144        1,110
                                                ---------    ---------

Deferred tax liabilities:
     State income tax                                (352)        (337)
     Property, plant and equipment                 (5,546)      (5,315)
                                                ---------    ---------
         Total gross deferred tax liabilities      (5,898)      (5,652)
                                                ---------    ---------
         Net deferred tax liability             $  (4,754)   $  (4,542)
                                                =========    =========

The net deferred tax liability is recorded both as a current deferred income tax benefit and as other long term liabilities based upon the classification of the related temporary difference. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, recoverable taxes paid, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income, the reversal of existing deferred tax liabilities and projections for future taxable income over the periods which the deferred tax assets are deductible at December 31, 1996, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

NOTE C -- EMPLOYEE BENEFIT PLANS

Harte-Hanks Communications, Inc. maintains a defined benefit pension plan for which most of Harte-Hanks Newspapers employees are eligible. Benefits are based on years of service and the employee's compensation for the five highest consecutive years of salary during the last ten years of service. Benefits vest to the participants upon completion of five years of service or upon reaching age 65, whichever is earlier. Harte-Hanks' policy is

                            Harte-Hanks Newspapers

                         Notes to Financial Statements



to accrue as expense an amount computed by its actuary and to fund at least the minimum amount required by ERISA.

In 1994, the Harte-Hanks Communications, Inc. adopted a non-qualified, supplemental pension plan covering certain Harte-Hanks Newspapers employees, which provides for incremental pension payments so that total pension payments equal amounts that would have been payable from the principal pension plan if it were not for limitations imposed by income tax regulation.

In determining the 1996, 1995 and 1994 actuarial present value of benefit obligations, discount rates of 73/4%, 71/4% and 8% were used, respectively. The assumed annual rate of increase in future compensation levels was 4%, and the expected long term rate of return on plan assets was 10%. Pension expense for the years ended December 31, 1996, 1995 and 1994 was $828, $823 and $789, respectively.

Harte-Hanks Communications, Inc. also sponsors a 401(k) plan which provides employees of Harte-Hanks Newspapers with additional income upon retirement. The Company matches a portion of employees' voluntary before-tax contributions. Employees are fully vested in their own contributions and vest in the Company's matching contributions upon three years of service. Contributions made during the years ended December 31, 1996, 1995 and 1994 were $199, $205 and $167, respectively.

The 1994 Harte-Hanks Communications, Inc. Employee Stock Purchase Plan provides for a total of 450,000 shares to be sold to participating employees at all Harte-Hanks subsidiaries at 85% of the fair market value at specified quarterly investment dates. At December 31, 1996, 1995 and 1994, Harte-Hanks Newspapers had $71, $71 and $69, respectively recorded as a liability for amounts withheld by the Company to be used for the purchase of Harte-Hanks Communications, Inc. shares in the subsequent January.

All costs related to the above described plans are recorded in the Harte-Hanks Newspapers financial statements to the extent that these costs relate to the employees of Harte-Hanks Newspapers.

                                                                    (Continued)

NOTE D -- EQUITY

A summary of changes in equity is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                1996         1995         1994
                                              --------     --------     --------
Beginning balance                             $274,593      259,750     $246,400
Net earnings                                    16,281       14,843       13,350
                                              --------     --------     --------
Ending balance                                $290,874     $274,593     $259,750
                                              ========     ========     ========

NOTE E -- STOCK OPTION PLANS

1984 PLAN

In 1984, Harte-Hanks Communications, Inc. adopted a Stock Option Plan ("1984 Plan") pursuant to which it issued to officers and key employees options to purchase shares of common stock at prices equal to the market price on the grant date. Market price was determined by the Board of Directors for purposes of granting stock options and making repurchase offers. Options granted under the 1984 Plan become exercisable five years after date of grant. At December 31, 1996, 1995 and 1994, options held by employees of Harte-Hanks Newspapers to purchase 96,800 shares, 107,400 shares and 149,400 shares, respectively, were outstanding under the 1984 Plan, with exercise prices ranging from $3.33 to $6.67 per share. No additional options will be granted under the 1984 Plan.

1991 PLAN

Harte-Hanks Communications, Inc. adopted the 1991 Stock Option Plan ("1991 Plan") pursuant to which it may issue to officers and key employees options to purchase up to 3,000,000 shares of common stock. Options have been granted to certain employees of the Company at prices equal to the market price on the grant date ("market price options") and at prices below market price ("performance options"). As of December 31, 1996, 1995 and 1994, market price options held by employees of Harte-Hanks Newspapers to purchase 302,075 shares, 258,675 shares and 235,200 shares, respectively, were outstanding with exercise prices ranging from $6.67 to $25.38 per share. Market price options become exercisable after the fifth anniversary of their date of grant.

At December 31, 1996, 1995 and 1994 performance options to purchase 110,300 shares, 107,100 shares and 116,850 shares, respectively, were outstanding with exercise prices ranging from $0.67 to $2.00 per share. The performance options become exercisable after the third anniversary of their date of grant, and the extent to which they become exercisable at that time depends upon the extent to which Harte-Hanks Communications, Inc. achieves certain goals which are established at the time the options are granted. That portion of the performance options which does not become exercisable on the third





                                       6
                                                                    (Continued)
anniversary of the date of grant becomes exercisable after the ninth anniversary of the date of grant. Compensation expense of $217, $274 and $315 was recognized by Harte-Hanks Newspapers for the performance options held by employees of Harte-Hanks Newspapers for the years ended December 31, 1996, 1995 and 1994, respectively.

The following summarizes stock option plans activity:

                                                        Number        Weighted Average
                                                      of Shares         Option Price
                                                     ------------     ----------------
Options outstanding
     at January 1, 1994                                   507,000       $      4.95
     Granted                                               34,950              7.92
     Exercised                                            (40,500)             3.04
                                                     ------------

Options outstanding
     at December 31, 1994                                 501,450              5.30
     Granted                                               59,100             10.34
     Exercised                                            (60,750)             4.28
     Cancelled                                            (26,625)             7.47
                                                     ------------

Options outstanding
     at December 31, 1995                                 473,175              5.94
     Granted                                               67,450             18.40
     Exercised                                            (18,100)             4.19
     Cancelled                                            (13,350)            11.93
                                                     ------------

OPTIONS OUTSTANDING AT
     DECEMBER 31, 1996                                    509,175              7.51
                                                     ============

EXERCISABLE AT
     DECEMBER 31, 1996                                    207,050              4.18
                                                     ============


The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for options granted where the exercise price is equal to the market price of the underlying stock at the date of grant. The Company does recognize compensation expense for options whose market price of the underlying stock exceeds the exercise price on the date of grant under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted under SFAS No. 123.

                                                                    (Continued)

Had compensation expense for the Company's options been determined based on the fair value at the grant date for awards in 1996 and 1995, the Company's net income would have been reduced to the proforma amounts indicated below.


                                                       YEAR ENDED DECEMBER 31,
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                1996                1995
                                                   -----------        -----------
     Net income - as  reported                     $    16,281        $    14,843
     Net income - proforma                              16,190             14,816

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995:


                                                         YEAR ENDED DECEMBER 31,
                                                     1996                       1995
                                                   ---------                 ----------
     Expected dividends yield                           0.3%                     0.3%
     Expected stock price volatility                   22.1%                    21.3%
     Risk-free interest rate                            6.4%                     6.4%
     Expected life of options                        3-10 years               3-10 years

The weighted-average fair value of market price options granted during 1996 and 1995 was $7.64 and $5.52, respectively. The weighted-average fair value and exercise price of performance options was $15.01 and $1.25 in 1996, and $12.15 and $0.67 in 1995, respectively.

NOTE F -- FAIR VALUE OF FINANCIAL INSTRUMENTS

Because of their maturities and/or interest rates, the Company's financial instruments have a fair value approximating their carrying value. These instruments include accounts receivable, trade payables, and miscellaneous notes receivable and payable.

NOTE G -- COMMITMENTS AND CONTINGENCIES

The Company has pending claims incurred in the normal course of business which, in the opinion of management, and legal counsel, can be disposed of without material effect on the accompanying financial statements.

NOTE H -- LEASES

The Company leases certain real estate and equipment under various operating leases. Most of the leases contain renewal options for varying periods of time. The total rent






                                       8
                                                                    (Continued)
expense under all operating leases was $1,054, $994 and $806 for the years ended December 31, 1996, 1995 and 1994, respectively.

The future minimum rental commitments for all non-cancellable operating leases with terms in excess of one year as of December 31, 1996 are as follows:

  IN THOUSANDS
  ---------------------------------
  1997                  $       812
  1998                          726
  1999                          556
  2000                          409
  2001                          244
  After 2001                    207
  ---------------------------------
         TOTAL          $     2,954
  ---------------------------------






                                       9
                                                                    (Continued)